                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 1995



                   BURLINGTON NORTHERN SANTA FE CORPORATION
       -----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           Delaware               1-11535                41-1804964
------------------------------  ------------        -------------------
(State or other jurisdiction    (Commission            (IRS Employer
     of incorporation)          File Number)        Identification No.)


                             3800 Continental Plaza
                             777 Main Street
                             Fort Worth, Texas                 76102-5384
-------------------------------------------------------------------------------
                 (Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code    817-333-2000
                                                   -------------------




                                Not Applicable
    ----------------------------------------------------------------------
         (Former name or former address, if changed since last report)

 Item 2.  Acquisition or Disposition of Assets
          ------------------------------------

On September 22, 1995, Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") consummated a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of a new publicly-held company, Burlington Northern Santa Fe Corporation ("BNSF"). The Merger was effected pursuant to an Agreement and Plan of Merger between BNI and SFP dated as of June 29, 1994, as amended (the "Merger Agreement").

In the Merger, (i) each share of BNI common stock, no par value, outstanding as of the effective time of the Merger (other than shares held by BNI as treasury stock or held by SFP or its subsidiaries) was converted into the right to receive one share of BNSF common stock, $.01 par value, (ii) each share of BNI 6 1/4% Cumulative Convertible Preferred Stock, Series A, no par value, outstanding as of the effective time of the Merger was converted into the right to receive one share of BNSF 6 1/4% Cumulative Convertible Preferred Stock, Series A, and
(iii) each share of SFP common stock, $1.00 par value, outstanding as of the effective time of the Merger (other than shares held by SFP as treasury stock or held by BNI or its subsidiaries) was converted into the right to receive
0.41143945 shares of BNSF common stock. Fractional shares of BNSF common stock will not be issued in connection with the Merger. Any holder of SFP common stock otherwise entitled to a fractional share of BNSF common stock will receive a cash payment representing such holder's proportionate interest in the net proceeds from the sale on behalf of all holders of the aggregate fractional shares of BNSF common stock which would otherwise have been issued. The common and preferred stock of BNSF is traded on the New York Stock Exchange, Chicago Stock Exchange, and Pacific Stock Exchange under the symbols "BNI" and "BNI-P", respectively. The common and preferred stock of BNI and the common stock of SFP are no longer publicly traded.

The businesses of BNSF initially consist of the businesses conducted by BNI and SFP and their respective subsidiaries immediately prior to the consummation of the Merger. In this regard, BNSF intends to continue to devote the assets associated with these businesses to generally the same purposes as these assets were employed prior to the consummation of the Merger.

The Merger was approved by the stockholders of BNI and SFP at special meetings held on February 7, 1995, and was approved by the Interstate Commerce Commission on August 23, 1995 (effective September 22, 1995).

This filing on Form 8-K is made by BNSF. Copies of the Merger Agreement and the press releases announcing consummation of the Merger, the composition of the BNSF Board of Directors, and the composition of BNSF senior management are attached as Exhibits and are incorporated by reference herein. Contemporaneously with the filing of this Current Report on Form 8-K, BNI and SFP are filing Current Reports on Form 8-K relating to the consummation of the Merger.

 Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
          ------------------------------------------------------------------

     A. Financial Statements
        --------------------

          1. Consolidated financial statements for Burlington Northern Inc. and Subsidiaries. Unaudited financial statements for the quarters and six-month periods ended June 30, 1995 and 1994. Audited 1994 financial statements.

          2. Consolidated financial statements for Santa Fe Pacific Corporation and Subsidiaries. Unaudited financial statements for the quarters and six-month periods ended June 30, 1995 and 1994. Audited 1994 financial statements.

     B. Pro Forma Financial Information
        -------------------------------

     In connection with the Merger described in Item 2 of this Form 8-K, BNSF will file required pro forma financial statements. Because it is impracticable to file such required pro forma financial statements at this time, BNSF will file them as soon as practicable but not later than 60 days after the date of filing of this Form 8-K with the Commission.

     C. Exhibits
        --------

          Exhibit 2.1. Agreement and Plan of Merger dated as of June 29, 1994 between Burlington Northern Inc. and Santa Fe Pacific Corporation as amended by Amendments 1 and 2 thereto, together with Amendments 3 and 4 thereto. Schedules have been omitted. Schedules will be furnished supplementally to the Securities and Exchange Commission upon request.

          Exhibit 23.1   Consent of Coopers & Lybrand L.L.P.

          Exhibit 23.2   Consent of Price Waterhouse LLP.

          Exhibit 99.1.  BSNF Press release, dated September 22, 1995.

          Exhibit 99.2.  BSNF Press release, dated September 22, 1995.

          Exhibit 99.3.  SFP Press release, dated September 6, 1995.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BURLINGTON NORTHERN SANTA FE CORPORATION
                              (Registrant)

Date: October 6, 1995         By: /s/ Jeffrey R. Moreland
                                  ____________________________
                              Name:   Jeffrey R. Moreland
                              Title:  Senior Vice President-Law and
                                        General Counsel

                         PART I FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                  BURLINGTON NORTHERN INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                          1995     1994      1995     1994
                                        -------  --------  -------  --------
Revenues                                $ 1,284  $ 1,192   $ 2,631  $ 2,402

Costs and expenses:
  Compensation and benefits                 451      426       940      873
  Fuel                                      100       89       198      172
  Materials                                  69       70       149      155
  Equipment rents                           116      111       232      217
  Purchased services                        110      115       214      232
  Depreciation                               99       89       198      176
  Other                                      88      114       232      217
                                        -------  --------  -------  --------
    Total costs and expenses              1,033    1,014     2,163    2,042
                                        -------  --------  -------  --------

Operating income                            251      178       468      360
Interest expense                             50       39        93       78
Other income (expense), net                  12       (5)       15       (6)
                                        -------  --------  -------  --------

Income before income taxes and
  cumulative effect of change in
  accounting method                         213      134       390      276
Income tax expense                           83       52       152      107
                                        -------  --------  -------  --------
Income before cumulative effect of
  change in accounting method               130       82       238      169
Cumulative effect of change in
  accounting method, net of tax               -        -         -      (10)
                                        -------  --------  -------  --------
Net income                              $   130  $    82   $   238  $   159
                                        =======  ========  =======  ========

Primary earnings per common share:
  Income before cumulative effect of
    change in accounting method         $  1.37  $   .85   $  2.51  $  1.75
  Cumulative effect of change in
    accounting method                         -        -         -     (.11)
                                        -------  --------  -------  --------
    Primary earnings per common share   $  1.37  $   .85   $  2.51  $  1.64
                                        =======  ========  =======  ========
  Shares used in computation
(in thousands)                           90,834   90,244    90,546   90,286

Fully diluted earnings per common
  share:
  Income before cumulative effect
    of change in accounting method      $  1.32  $   .84   $  2.42  $  1.74
  Cumulative effect of change in
    accounting method                         -        -         -     (.11)
                                        -------  --------  -------  --------
    Fully diluted earnings per
      common share                      $  1.32  $   .84   $  2.42  $  1.63
                                        =======  ========  =======  ========
  Shares used in computation
(in thousands)                           98,350   97,584    98,198   97,626

Dividends declared per common
  share                                 $   .30  $   .30   $   .60  $   .60



See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                   ASSETS                     June 30,  December 31,
                                                 1995       1994
                                               --------  ---------
Current assets:
  Cash and cash equivalents                    $    31   $     27
  Accounts receivable, net                         667        697
  Materials and supplies                           130        100
  Current portion of deferred income taxes         151        156
  Other current assets                             205         32
                                               --------  ---------
    Total current assets                         1,184      1,012

Investment in Santa Fe Pacific Corporation         638          -
Property and equipment, net                      6,493      6,311
Other assets                                       310        269
                                               --------  ---------
    Total assets                               $ 8,625   $  7,592
                                               ========  =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $   539   $    534
  Compensation and benefits payable                282        264
  Casualty and environmental reserves              225        248
  Taxes payable                                    169        138
  Accrued interest                                  47         45
  Other current liabilities                         74         96
  Commercial paper                                 231         90
  Current portion of long-term debt                 31         32
                                               --------  ---------
    Total current liabilities                    1,598      1,447

Long-term debt                                   2,194      1,697
Deferred income taxes                            1,543      1,456
Casualty and environmental reserves                422        416
Other liabilities                                  336        339
                                               --------  ---------
    Total liabilities                            6,093      5,355
                                               --------  ---------

Stockholders' equity:
  Convertible preferred stock, no par value,
    $345 liquidation value; 25,000,000 shares
    authorized; 6,900,000 shares issued;
    6,889,657 shares and 6,900,000 shares
    outstanding, respectively                      336        337
  Common stock, without par value, at stated
    value, 300,000,000 shares authorized;
    89,806,685 shares and 89,329,259 shares
    issued, respectively                             1          1
  Additional paid-in capital                     1,469      1,443
  Retained earnings                                659        485
  Treasury stock, at cost, 64,749 shares
    and 105,438 shares, respectively                (3)        (5)
  Other                                             70        (24)
                                               --------  ---------
    Total stockholders' equity                   2,532      2,237
                                               --------  ---------
    Total liabilities and stockholders'
      equity                                   $ 8,625   $  7,592
                                               ========  =========


See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                        Six Months Ended
                                                             June 30,
                                                          1995     1994
                                                        -------  -------
Cash flows from operating activities:
  Net income                                            $  238   $  159
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Cumulative effect of change in accounting method       -       10
      Depreciation                                         198      176
      Deferred income taxes                                 39       50
      Changes in current assets and liabilities:
        Accounts receivable, net                            32       20
        Materials and supplies                             (31)     (27)
        Other current assets                              (173)    (135)
        Accounts payable                                     5       17
        Compensation and benefits payable                   20      (15)
        Casualty and environmental reserves                (23)     (12)
        Taxes payable                                       33       17
        Accrued interest                                     2        2
        Other current liabilities                          (22)     (23)
      Changes in long-term casualty and environmental
        reserves                                             6      (16)
      Other, net                                           (23)     (28)
                                                        -------  -------
Net cash provided by operating activities                  301      195
                                                        -------  -------

Cash flows from investing activities:
  Investment in Santa Fe Pacific Corporation              (500)       -
  Additions to property and equipment                     (376)    (289)
  Proceeds from property and equipment dispositions         17       22
  Other, net                                               (13)     (13)
                                                        -------  -------
Net cash used in investing activities                     (872)    (280)
                                                        -------  -------

Cash flows from financing activities:
  Net increase in commercial paper                         141      178
  Proceeds from issuance of long-term debt                 522      149
  Payments on long-term debt                               (32)    (181)
  Dividends paid                                           (64)     (64)
  Proceeds from exercise of common stock options             8        5
  Other, net                                                 -       (1)
                                                        -------  -------
Net cash provided by financing activities                  575       86
                                                        -------  -------

Increase in cash and cash equivalents                        4        1
Cash and cash equivalents:
  Beginning of period                                       27       17
                                                        -------  -------
  End of period                                         $   31   $   18
                                                        =======  =======

Supplemental cash flow information:
  Interest paid, net of amounts capitalized             $   88   $   74
  Income taxes paid, net of refunds                         77       39

Supplemental noncash investing and financing
  activities information:
  Assets financed through capital lease obligations     $    3   $   50





 See accompanying notes to consolidated financial statements.

                  BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

1. Accounting policies

The 1994 Annual Report on Form 10-K for Burlington Northern Inc. (BNI) and its majority-owned subsidiaries (collectively BN) includes a summary of significant accounting policies and should be read in conjunction with this Form 10-Q. The principal subsidiary is Burlington Northern Railroad Company (Railroad). The statements for the periods presented are condensed and do not contain all information required by generally accepted accounting principles to be included in a full set of financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly BN's financial position as of June 30, 1995 and December 31, 1994 and the results of operations for the three-month and six-month periods ended June 30, 1995 and 1994 and cash flows for the six-month periods ended June 30, 1995 and 1994 have been included. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the entire year. Certain prior year data has been reclassified to conform to the current year presentation.

2. Earnings per common share

Primary earnings per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share.

3. Agreement to merge and tender offers

As of June 29, 1994, BNI and Santa Fe Pacific Corporation (Santa Fe) entered into an Agreement and Plan of Merger (the Original Agreement) pursuant to which, on the terms and conditions set forth in the Original Agreement, Santa Fe would merge (effected in the manner set forth below, the Merger) with and into BNI, and BNI would be the surviving corporation and each share of Santa Fe common stock would be converted into 0.27 of a share of BNI common stock. The Original Agreement was subsequently amended as of October 26, 1994, December 18, 1994 and January 24, 1995. The Original Agreement, as so amended, is referred to as the Merger Agreement. Stockholders of BNI and Santa Fe approved the Merger Agreement at special stockholders' meetings held on February 7, 1995.

Pursuant to the Merger Agreement, BNI and Santa Fe were entitled to elect to consummate the Merger through the use of one of two possible structures: (i) a merger of Santa Fe with and into BNI and (ii) the holding company structure (the Holding Company Structure) described below. In order to ensure that the transaction contemplated by the Merger Agreement qualifies as a tax-free transaction for United States federal income tax purposes, the parties intend to utilize the Holding Company Structure.

Under the Holding Company Structure, BNSF Corporation, a Delaware corporation
(BNSF), formed to effect the transaction in this manner, would create two subsidiaries. One such subsidiary would merge into BNI, and the other such subsidiary would merge into Santa Fe. Each holder of one share of BNI common stock would receive one share of BNSF common stock and each holder of one share of Santa Fe common stock, excluding the Santa Fe common stock acquired by BNI in the Tender Offer referred to below and the Santa Fe common stock held by Santa Fe as treasury stock, would receive not less than 0.40 and not more than 0.4347 shares of BNSF common stock depending upon the number of additional shares of Santa Fe common stock repurchased by Santa Fe as permitted under the Repurchase Program discussed below. The Santa Fe common stock acquired by BNI in the Tender Offer would remain outstanding and the Santa Fe common stock held by Santa Fe as treasury stock would be canceled. The rights of each stockholder of BNSF would be substantially identical to the rights of a stockholder of BNI, and the Holding Company Structure would have the same economic effect with respect to the stockholders of BNI and Santa Fe as would a direct merger of BNI and Santa Fe. The Merger will be accounted for under the purchase method of accounting upon consummation, and BNI's investment will be included in the purchase price.

Also pursuant to the Merger Agreement, on December 23, 1994, BNI and Santa Fe commenced tender offers, (together, the Tender Offer) to acquire 25 million and 38 million shares of Santa Fe common stock, respectively, at $20 per share in cash representing 13 percent and 20 percent, respectively, of the then outstanding Santa Fe common stock. On February 6, 1995, BNI entered into a five-year $500 million unsecured bank credit facility (the Tender Offer Facility), whereby a group of banks agreed to finance BNI's purchase of shares of Santa Fe common stock in the Tender Offer. Funding of the Tender Offer was completed on February 21, 1995. At BNI's option, renewals of borrowings can be obtained either through a competitive bid or a standby procedure. Rates for borrowing under the standby procedure are, at BNI's option, based upon the selected term of the London Interbank Offered Rate (LIBOR) or certificate of deposit rate plus, in either case, a spread based upon BNI's senior unsecured debt ratings and the amount borrowed under the Tender Offer Facility, or an alternative base rate.

As of June 30, 1995, Santa Fe had borrowed $1,033 million from a syndicate of financial institutions under a new credit agreement, of which $760 million was used for the Santa Fe tender offer and the remaining borrowings were primarily used to replace existing Santa Fe debt and pay related expenses.

Under the Repurchase Program as set forth in the Merger Agreement, Santa Fe is permitted, at its discretion and subject to certain financial and performance criteria of Santa Fe set forth in its credit agreement and the Merger Agreement (including minimum cash flows, cash capital expenditures and maximum total debt), to repurchase up to 10 million shares of Santa Fe common stock prior to consummation of the Merger. The number of shares of BNSF common stock to be issued in the Merger will not be affected by the number of additional shares of Santa Fe common stock repurchased by Santa Fe under the Repurchase Program. Accordingly, the exchange ratio of BNSF common shares to be offered for each share of outstanding Santa Fe common stock upon consummation of the Merger would be set at not less than 0.40 and not more than 0.4347 shares. As of June 30, 1995, Santa Fe had repurchased approximately 2.3 million shares which would result in an exchange ratio of 0.4073 shares.

As is typical in the context of a merger, certain benefits of officers and employees vested upon approval of the Merger by the stockholders of BNI and Santa Fe. In particular, on February 7, 1995, restrictions previously placed upon certain BNI stock grants lapsed and the previously unearned compensation relating to such restricted stock, included in BNI's stockholders' equity, was charged to expense. The unearned compensation relating to restricted stock at the time of vesting and related payroll taxes were approximately $24 million. BNI expects to incur other costs related to the Merger, some of which will be included in the determination of the total purchase price.

Consummation of the Merger is subject to approval by the Interstate Commerce Commission (ICC) and other customary conditions. In connection with the ICC proceedings, on January 27, 1995, BNI and Santa Fe requested the ICC to adopt an expedited procedural schedule for reviewing the merger, based on a timetable the ICC had proposed to adopt for all major railroad mergers. On March 9, 1995, the ICC issued a schedule providing for a final decision on the merger application on or before August 23, 1995. Interested parties, including other railroads, shippers and state agencies, indicated their intent to participate in the ICC proceeding on April 10, 1995. Railroad and The Atchison, Topeka and Santa Fe Railway Company (ATSF) have entered into agreements with Union Pacific Railroad Company; Southern Pacific Transportation Company, The Denver Rio Grande Western Railroad Company, St. Louis Southwestern Railway Company and SPCSL Corp.; and Kansas City Southern Railway Company, among others, whereby those carriers agreed not to oppose the ICC's approval of the Merger in exchange for grants of certain trackage rights, haulage arrangements or other such arrangements. On July 20, 1995, the ICC held a voting conference at which it voted to approve the Merger, subject to limited conditions primarily regarding other carriers' operations over Railroad's and ATSF's tracks. Given their limited nature, these conditions will not impact the anticipated benefits of the Merger. It is expected the ICC will issue a written decision approving the Merger on or before August 23, 1995; the effective date of such decision will be set forth therein.

4. Investment in Santa Fe Pacific Corporation

On February 21, 1995, BNI completed the acquisition of 25 million shares of Santa Fe common stock at $20 per share. The transaction was financed through the $500 million Tender Offer Facility which had a weighted average interest rate of
6.74 percent at June 30, 1995.

The investment in Santa Fe (Investment), which represents approximately 16 percent of the outstanding common stock of Santa Fe, is accounted for under the cost method and is classified as available for sale. As such, the carrying value is adjusted for changes in the fair value, as determined by quoted market prices, and any unrealized gain or loss is recorded, net of deferred income taxes, as a component of stockholders' equity. At June 30, 1995, the Investment was increased by $138 million reflecting an unrealized gain and stockholders' equity was increased by $85 million after deducting deferred income taxes of $53 million.

5. Environmental reserves and other contingencies

BN's operations, as well as those of its competitors, are subject to extensive federal, state and local environmental regulation. In order to comply with such regulation and to be consistent with BN's corporate environmental policy, BN's operating procedures include practices to protect the environment. Amounts expended relating to such practices are inextricably contained in the normal day-to-day costs of BN's business operations.

Under the requirements of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and certain other laws, BN is potentially liable for the cost of clean-up of various contaminated sites identified by the United States Environmental Protection Agency and other agencies. BN has been notified that it is a potentially responsible party (PRP) for study and clean-up costs at approximately 85 sites (the PRP sites) and, in many instances, is one of several PRPs. BN generally participates in the clean-up of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP. However, under Superfund and certain other laws, as a PRP, BN can be held jointly and severally liable for all environmental costs associated with a site.

Environmental costs include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. Liabilities for environmental clean-up costs are initially recorded when BN's liability for environmental clean-up is both probable and a reasonable estimate of associated costs can be made. Adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. BN conducts an ongoing environmental contingency analysis, which considers a combination of factors, including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and ability to pay for clean-up by other PRPs, and historical trend analyses.

BN is involved in a number of administrative and judicial proceedings and other mandatory clean-up efforts at approximately 170 sites, including the PRP sites, at which BN is being asked to participate in the clean-up of the sites contaminated by material discharged into the environment. BN paid approximately $10 million during the six months ended June 30, 1995 relating to mandatory clean-up efforts, including amounts expended under federal and state voluntary clean-up programs. Recoveries received from third parties, net of legal costs incurred, were approximately $5 million during the six months ended June 30, 1995. At this time, BN estimates that it will spend approximately $110 million in future years to remediate and restore all known sites, including $105 million pertaining to mandated sites, of which approximately $75 million relates to the PRP sites. Of the $110 million, BN estimates that it will spend $18 million during the remainder of 1995. Also, BN anticipates that the majority of the $110 million will be paid out over a period of less than seven years; however, some costs will be paid out over a longer period, in some cases up to 40 years. At June 30, 1995, 24 sites accounted for approximately $75 million of the accrual and no individual site was considered to be material.

Liabilities for environmental costs represent BN's best estimates for remediation and restoration of these sites and include both asserted and unasserted claims. At June 30, 1995, BN had accrued approximately $110 million for estimated future environmental costs and believes it is reasonably possible, although not probable, that actual environmental costs could be lower than the recorded reserve or as much as 50 percent higher. BN's best estimate of unasserted claims was approximately $5 million as of June 30, 1995. Although recorded liabilities include BN's best estimates of all costs, without reduction for anticipated recoveries from third parties, BN's total clean-up costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required, evolving environmental laws and regulations, advances in environmental technology, the extent of other PRPs' participation in clean-up efforts, developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, charges to income for environmental liabilities could possibly have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, expenditures associated with such liabilities are typically paid out over a long period, in some cases up to 40 years, and are therefore not expected to have a material adverse effect on BN's consolidated financial position, cash flow or liquidity.

6. Hedging activities

BN has a program to hedge against fluctuations in the price of its diesel fuel purchases. This program includes forward purchases for delivery at fueling facilities and exchange-traded petroleum futures contracts. The futures contracts are accounted for as hedges which are marked to market with any gains or losses associated with changes in market value being deferred and recognized as a component of fuel expense in the period in which the designated fuel is purchased and used. As of June 30, 1995, BN had entered into agreements with fuel suppliers setting the price of fuel to be obtained by taking physical delivery directly from such suppliers at a future date. The average price of the approximately 106 million gallons which BN had committed to purchase was approximately 50 cents per gallon, exclusive of taxes, certain transportation costs and other charges. In addition, BN held petroleum futures contracts representing approximately 68 million gallons at an average price of approximately 50 cents per gallon. These contracts have expiration dates ranging from July, 1995 to May, 1996.

BN's current fuel hedging program is designed to cover no more than 50 percent of projected fuel requirements for the subsequent 12-month period; therefore, hedge positions will not exceed actual fuel requirements. The current and future fuel delivery prices are monitored continuously and hedge positions are adjusted accordingly. In order to reduce risk associated with market movements, fuel hedging transactions do not extend beyond a 12-month period. BN purchases petroleum futures contracts only through regulated exchanges (e.g. New York Mercantile Exchange). In order to effectively monitor the fuel hedging activities, results of the program are summarized and reported to senior management on a regular basis.

7. Other income (expense), net

Other income (expense), net includes the following (in millions):

                                      Three Months      Six Months
                                         Ended            Ended
                                        June 30,         June 30,

                                      1995    1994   1995    1994
                                      -----  ------  -----  ------
Gain (loss) on property dispositions  $   7  $  (1)  $   9  $   1
Interest income                           5      -       6      1
Loss on sale of receivables               -     (2)      -     (4)
Miscellaneous, net                        -     (2)      -     (4)
                                      -----  ------  -----  ------
Total                                 $  12  $  (5)  $  15  $  (6)
                                      =====  ======  =====  ======

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                      1994     1993    1992
                                                     -------  ------- -------
Revenues............................................ $ 4,995  $ 4,699 $ 4,630
Costs and expenses:
  Compensation and benefits.........................   1,779    1,709   1,709
  Fuel..............................................     369      362     348
  Materials.........................................     305      300     295
  Equipment rents...................................     429      395     389
  Purchased services................................     472      457     449
  Depreciation......................................     362      352     338
  Other.............................................     426      463     505
                                                     -------  ------- -------
    Total costs and expenses........................   4,142    4,038   4,033
                                                     -------  ------- -------
Operating income....................................     853      661     597
Interest expense....................................     155      145     186
Other income (expense), net.........................      (3)       5      41
                                                     -------  ------- -------
Income before income taxes and cumulative effect of
 changes in accounting methods......................     695      521     452
Income tax expense..................................     269      225     153
                                                     -------  ------- -------
Income before cumulative effect of changes in
 accounting methods.................................     426      296     299
Cumulative effect of changes in accounting methods,
 net of tax.........................................     (10)      --     (21)
                                                     -------  ------- -------
    Net income...................................... $   416  $   296 $   278
                                                     =======  ======= =======
Primary earnings (loss) per common share:
  Income before cumulative effect of changes in
   accounting methods............................... $  4.48  $  3.06 $  3.35
  Cumulative effect of changes in accounting
   methods..........................................    (.11)      --    (.24)
                                                     -------  ------- -------
    Primary earnings per common share............... $  4.37  $  3.06 $  3.11
                                                     =======  ======= =======
  Shares used in computation (in thousands).........  90,187   89,672  88,617
Fully diluted earnings (loss) per common share:
  Income before cumulative effect of changes in
   accounting methods............................... $  4.38  $  3.04 $  3.34
  Cumulative effect of changes in accounting
   methods..........................................    (.11)      --    (.24)
                                                     -------  ------- -------
    Fully diluted earnings per common share......... $  4.27  $  3.04 $  3.10
                                                     =======  ======= =======
  Shares used in computation (in thousands).........  97,528   97,189  89,492

          See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                            DECEMBER 31,
                                                            --------------
                                                             1994    1993
                                                            ------  ------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $   27  $   17
  Accounts receivable, net.................................    697     589
  Materials and supplies...................................    100      91
  Current portion of deferred income taxes.................    156     167
  Other current assets.....................................     32      27
                                                            ------  ------
    Total current assets...................................  1,012     891
Property and equipment, net................................  6,311   5,909
Other assets...............................................    269     245
                                                            ------  ------
      Total assets......................................... $7,592  $7,045
                                                            ======  ======
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  534  $  492
  Compensation and benefits payable........................    264     271
  Casualty and environmental reserves......................    248     286
  Taxes payable............................................    138     123
  Accrued interest.........................................     45      44
  Other current liabilities................................     96     102
  Commercial paper.........................................     90      26
  Current portion of long-term debt........................     32     185
                                                            ------  ------
    Total current liabilities..............................  1,447   1,529
Long-term debt.............................................  1,697   1,526
Deferred income taxes......................................  1,456   1,342
Casualty and environmental reserves........................    416     426
Other liabilities..........................................    339     303
                                                            ------  ------
    Total liabilities......................................  5,355   5,126
                                                            ------  ------
Stockholders' equity:
  Convertible preferred stock, no par value, $345
   liquidation value; 25,000,000 shares authorized;
   6,900,000 shares issued.................................    337     337
  Common stock, without par value, at stated value,
   300,000,000 shares authorized; 89,329,259 shares and
   88,881,675 shares issued, respectively..................      1       1
  Additional paid-in capital...............................  1,443   1,420
  Retained earnings........................................    485     198
  Treasury stock, at cost, 105,438 shares and 85,536
   shares, respectively....................................     (5)     (4)
  Other....................................................    (24)    (33)
                                                            ------  ------
    Total stockholders' equity.............................  2,237   1,919
                                                            ------  ------
      Total liabilities and stockholders' equity........... $7,592  $7,045
                                                            ======  ======

          See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1993     1992
                                                      -------  -------  -------
Cash flows from operating activities:
  Net income......................................... $   416  $   296  $   278
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Cumulative effect of changes in accounting
     methods.........................................      10       --       21
    Depreciation.....................................     362      352      338
    Deferred income taxes............................     126      156       56
    Changes in current assets and liabilities:
      Accounts receivable, net.......................    (108)    (116)     (29)
      Materials and supplies.........................     (13)       6        2
      Other current assets...........................      (5)      (4)       2
      Accounts payable...............................      40       19        6
      Compensation and benefits payable..............      (3)     (47)      14
      Casualty and environmental reserves............     (38)      32        2
      Taxes payable..................................      17       --       28
      Accrued interest...............................       1        3      (14)
      Other current liabilities......................      (6)      (2)       4
    Changes in long-term casualty and environmental
     reserves........................................     (10)     (57)      16
    Other, net.......................................      --      (60)     (44)
                                                      -------  -------  -------
      Net cash provided by operating activities......     789      578      680
                                                      -------  -------  -------
Cash flows from investing activities:
  Additions to property and equipment................    (698)    (676)    (487)
  Proceeds from property and equipment dispositions..      45       35       34
  Other, net.........................................     (28)     (18)     (17)
                                                      -------  -------  -------
      Net cash used in investing activities..........    (681)    (659)    (470)
                                                      -------  -------  -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock..........      --       --      337
  Net increase (decrease) in commercial paper........      64       26     (353)
  Proceeds from issuance of long-term debt...........     310      224      416
  Payments on long-term debt.........................    (346)     (88)    (470)
  Dividends paid.....................................    (129)    (125)    (106)
  Proceeds from exercise of common stock options.....       6       15       11
  Redemption of redeemable preferred stock...........      --       (9)      (2)
  Other, net.........................................      (3)      (2)      (2)
                                                      -------  -------  -------
      Net cash provided by (used in) financing
       activities....................................     (98)      41     (169)
                                                      -------  -------  -------
        Increase (decrease) in cash and cash
         equivalents.................................      10      (40)      41
Cash and cash equivalents:
  Beginning of year..................................      17       57       16
                                                      -------  -------  -------
  End of year........................................ $    27  $    17  $    57
                                                      =======  =======  =======
Supplemental cash flow information:
  Interest paid, net of amounts capitalized.......... $   149  $   144  $   197
  Income taxes paid, net of refunds..................     128       70       76
Supplemental noncash investing and financing
 activities information:
  Assets financed through a capital lease
   obligation........................................ $    50  $    --  $    --

          See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                THREE YEARS ENDED DECEMBER 31, 1994
                          -------------------------------------------------------------------------------
                                                                                    OTHER
                                                                           -----------------------
                                                                             UNEARNED
                          CONVERTIBLE        ADDITIONAL RETAINED           COMPENSATION,  MINIMUM
                           PREFERRED  COMMON  PAID-IN   EARNINGS  TREASURY  RESTRICTED    PENSION
                             STOCK    STOCK   CAPITAL   (DEFICIT)  STOCK       STOCK     LIABILITY TOTAL
                          ----------- ------ ---------- --------- -------- ------------- --------- ------
Balance at December 31,
 1991...................     $ --      $ 1     $1,356     $(140)    $(1)       $(14)       $ --    $1,202
Net income..............                                    278                                       278
Dividends:
 Common stock, $1.20 per
  share.................                                   (105)                                     (105)
 Redeemable preferred
  stock, $.55 per
  share.................                                     (1)                                       (1)
 Convertible preferred
  stock, $3.125 per
  share.................                                     (2)                                       (2)
Issuance of convertible
 preferred stock
 (6,900,000 shares).....      337                                                                     337
Adjustments associated
 with unearned
 compensation,
 restricted stock
 (214,475 shares).......                           12                (1)         (5)                    6
Exercise of stock
 options and related tax
 benefit (438,139
 shares)................                           14                                                  14
Equity adjustment from
 minimum pension
 liability..............                                                                     (4)       (4)
Other (15,253 shares)...                            3                                                   3
                             ----      ---     ------     -----     ---        ----        ----    ------
Balance at December 31,
 1992...................      337        1      1,385        30      (2)        (19)         (4)    1,728
Net income..............                                    296                                       296
Dividends:
 Common stock, $1.20 per
  share.................                                   (106)                                     (106)
 Convertible preferred
  stock, $3.125 per
  share.................                                    (22)                                      (22)
Adjustments associated
 with unearned
 compensation,
 restricted stock
 (232,354 shares).......                           12                (2)         (4)                    6
Exercise of stock
 options and related tax
 benefit (499,779
 shares)................                           20                                                  20
Equity adjustment from
 minimum pension
 liability..............                                                                     (6)       (6)
Other (40,117 shares)...                            3                                                   3
                             ----      ---     ------     -----     ---        ----        ----    ------
Balance at December 31,
 1993...................      337        1      1,420       198      (4)        (23)        (10)    1,919
Net income..............                                    416                                       416
Dividends:
 Common stock, $1.20 per
  share.................                                   (107)                                     (107)
 Convertible preferred
  stock, $3.125 per
  share.................                                    (22)                                      (22)
Adjustments associated
 with unearned
 compensation,
 restricted stock
 (177,670 shares).......                           12                (1)                               11
Exercise of stock
 options and related tax
 benefit (184,088
 shares)................                            8                                                   8
Equity adjustment from
 minimum pension
 liability..............                                                                      9         9
Other (65,924 shares)...                            3                                                   3
                             ----      ---     ------     -----     ---        ----        ----    ------
Balance at December 31,
 1994...................     $337      $ 1     $1,443     $ 485     $(5)       $(23)       $ (1)   $2,237
                             ====      ===     ======     =====     ===        ====        ====    ======

          See accompanying notes to consolidated financial statements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

 Principles of consolidation

  The consolidated financial statements include the accounts of Burlington Northern Inc. (BNI) and its majority-owned subsidiaries (collectively BN). The principal subsidiary is Burlington Northern Railroad Company (Railroad). All significant intercompany accounts and transactions have been eliminated.

 Cash and cash equivalents

  All short-term investments with original maturities of less than 90 days are considered cash equivalents for purposes of disclosure in the consolidated balance sheets and consolidated statements of cash flows. Cash equivalents are stated at cost, which approximates market value.

 Property and equipment

  Main line track is depreciated on a group basis using a units-of-production method. All other property and equipment are depreciated on a straight-line basis over their estimated useful lives. Interstate Commerce Commission (ICC) regulations require periodic formal studies of ultimate service lives for all railroad assets. Resulting service life estimates are subject to review and approval by the ICC. An annual review of rates and accumulated depreciation is performed and appropriate adjustments are recorded. Significant premature retirements, which would include major casualty losses, abandonments, sales and obsolescence of assets; are recorded as gains or losses at the time of their occurrence. Expenditures which significantly increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed. All properties are stated at cost.

 Materials and supplies

  Materials and supplies consist mainly of diesel fuel, repair parts for equipment and other railroad property and are valued at average cost.

 Revenue recognition

  Transportation revenues are recognized proportionately as a shipment moves from origin to destination.

 Income taxes

  Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes. The provision for income taxes includes deferred tax expense determined by the change in the net deferred tax liability, which is computed based on the differences between the financial statement and tax basis of assets and liabilities as measured by applying enacted tax laws and rates. Investment tax credits were accounted for under the "flow-through" method.

 Earnings per common share

  Primary earnings per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

2. ACCOUNTS RECEIVABLE, NET

  Railroad's agreement to sell, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable with limited recourse expired in December 1994. At December 31, 1993, accounts receivable were net of $100 million, representing receivables sold. Average monthly proceeds from the sale of accounts receivable were $162 million, $182 million and $190 million in 1994, 1993 and 1992, respectively. Included in other income (expense), net were expenses of $9 million in 1994 and 1993 and $11 million in 1992, relating to the sale. BN maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable, which at December 31, 1993 included receivables sold with recourse. Allowances for doubtful accounts of $20 million and $17 million have been recorded at December 31, 1994 and 1993, respectively.

3. PROPERTY AND EQUIPMENT, NET

  Property and equipment, net was as follows (in millions):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1994    1993
                                                                 ------- ------
   Road, roadway structures and real estate..................... $ 7,875 $7,493
   Equipment....................................................   2,304  2,143
                                                                 ------- ------
     Total cost.................................................  10,179  9,636
   Less accumulated depreciation................................   3,868  3,727
                                                                 ------- ------
     Property and equipment, net................................ $ 6,311 $5,909
                                                                 ======= ======

  The consolidated balance sheets at December 31, 1994 and 1993 included $77 million and $36 million, respectively, of property and equipment under capital leases. The related depreciation was included in depreciation expense. Accumulated depreciation for property and equipment under capital leases was $34 million and $31 million at December 31, 1994 and 1993, respectively.

  Main line track is depreciated on a group basis using a units-of-production method. The accumulated depreciation and annual depreciation accrual rates for railroad assets other than main line track are calculated using a straight-line method and statistical group measurement techniques. The group techniques project depreciation expense and estimated accumulated depreciation utilizing historical experience and expected future conditions relating to the timing of asset retirements, cost of removal, salvage proceeds, maintenance practices and technological changes. The net book value of reported assets reflects estimated remaining asset utility on a historical cost basis.

  Due to the imprecision of annual reviews using statistical group measurement techniques for long-term asset retirement, replacement and deterioration patterns, BN adjusts accumulated depreciation for significant differences between recorded accumulated depreciation and computed requirements. Differences between recorded accumulated depreciation and computed requirements are recognized prospectively on a straight-line basis. Under ICC regulations, BN conducts service life studies on a periodic basis. Results of service life studies are recorded over the remaining life of the asset group studied. No service life studies were scheduled for 1994. In future periods, service life studies will be conducted as required. However, the impact of such studies is not determinable at this time.

  Capitalization of certain software development costs has increased as a result of new strategic initiatives. Capitalization of software development costs begins upon establishment of technological feasibility. The establishment of technological feasibility is based upon completion of planning, design and other technical performance requirements.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  Capitalized software development costs are amortized over a seven-year estimated useful life using the straight-line method. Amortization expense was $2 million for the year ended December 31, 1994 and no amortization was recorded for the year ended December 31, 1993. Unamortized capitalized software costs were $20 million and $6 million as of December 31, 1994 and 1993, respectively.

4. DEBT

  Debt outstanding was as follows (in millions):

                                                            DECEMBER 31,
                                                            --------------
                                                             1994    1993
                                                            ------  ------
   BNI:
     7 1/2% debentures, due 2023..........................  $  150  $  150
     8 3/4% debentures, due 2022..........................     200     200
     9% debentures, due 1997 to 2016......................     156     157
     7% notes, due 2002...................................     150     150
     7.40% notes, due 1999................................     150      --
     Equipment obligations, weighted average rate of 7.09%
      and 7.08%, respectively, due serially to 2013.......     194     191
   Railroad:
     Consolidated mortgage bonds, 3 1/5% to 9 1/4%, due
      serially
      to 2045.............................................     321     622
     Variable rate term loan facility, weighted average
      rate of 6.32%, due 1997.............................     150      --
     Equipment and other obligations, weighted average
      rate of 8.94% and 9.30%, respectively, due serially
      to 2009.............................................      91     113
     General mortgage bonds, 3 1/8% and 2 5/8%, due 2000
      and 2010, respectively..............................      62      62
     Prior lien railway and land grant bonds, 4%, due
      1997................................................      57      57
     General lien railway and land grant bonds, 3%, due
      2047................................................      35      35
     First mortgage bonds, series A, 4%, due 1997.........      22      24
     Capitalized lease obligations, weighted average rate
      of 7.27% and 8.01%, respectively, expiring 1996 and
      2008................................................      46      10
     Income debentures, series A, 5%, due 2006............       8       8
     Commercial paper.....................................      90      26
   Unamortized discount...................................     (63)    (68)
                                                            ------  ------
       Total..............................................   1,819   1,737
   Less:
     Commercial paper.....................................      90      26
     Current portion of long-term debt....................      32     185
                                                            ------  ------
       Long-term debt.....................................  $1,697  $1,526
                                                            ======  ======

  Railroad maintains an effective program for the issuance, from time to time, of commercial paper. These borrowings are supported by Railroad's bank revolving credit agreements. Outstanding commercial paper balances are considered as reducing available borrowings under these agreements. The bank revolving credit agreements allow borrowings of up to $300 million on a short-term basis and $500 million on a long-term basis. Annual facility fees are currently 0.125 and 0.1875 percent, respectively, and are subject to change based upon changes in Railroad's senior secured debt ratings. At Railroad's option, borrowings can be obtained through either a competitive bid or a standby procedure. Rates for borrowings under the standby

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES procedure are, at Railroad's option, based upon the London Interbank Offered Rate (LIBOR) or certificate of deposit rate, plus in either case, a spread based upon Railroad's senior secured debt ratings, or an alternate base rate. The agreements are currently scheduled to expire on May 5, 1995 and May 6, 1999, respectively. The maturity value of commercial paper outstanding at December 31, 1994 was $91 million, leaving a total of $209 million of the short-term revolving credit agreement available and $500 million of the long-term revolving credit agreement available. The maturity value of commercial paper outstanding at December 31, 1993 was $27 million.

  In November 1994, Railroad entered into a $150 million three year term loan facility agreement with a group of commercial banks and used the proceeds to redeem $150 million aggregate principal amount of Railroad Consolidated Mortgage Bonds, 10 percent, Series J, due November 1, 1997. Under the terms of the indenture, the 10 percent mortgage bonds were redeemable at par, commencing November 1, 1994. The difference between Railroad's redemption price and the net carrying value resulted in an insignificant loss. The three year term loans bear interest at rates equal to the selected LIBOR, which may vary during the term of the loans, plus each lender's interest rate margin.

  The financial covenants of the two bank revolving credit agreements and the three year term loan facility agreement require that Railroad's consolidated tangible net worth, as defined in the agreements, be at least $1.7 billion, and that its debt, as defined in the agreements, cannot exceed the lesser of 140 percent of its consolidated tangible net worth and $3 billion. Each of the agreements contain an event of default arising out of the occurrence and continuance of a "Change in Control." A "Change in Control" is generally defined as the acquisition of more than 50 percent of the voting securities of BNI which has not been approved by the BNI Board of Directors, a change in the control relationship between BNI and Railroad, and finally, a "Change in Control" is deemed to occur when a majority of the seats on the BNI Board of Directors is occupied by persons who are neither nominated by the BNI Board of Directors nor appointed by directors so nominated. The proposed merger between BNI and Santa Fe Pacific Corporation (Santa Fe) will not constitute a "Change in Control" under such agreements.

  In December 1994, BNI entered into an agreement whereby Chemical Bank (Chemical) and Texas Commerce Bank National Association (TCB) agreed to provide a five-year $500 million unsecured bank credit facility (the Tender Offer Facility) for the purpose of funding BNI's tender offer to purchase 25 million shares of Santa Fe common stock at $20 per share. At BNI's option, borrowings can be obtained either through a competitive bid or a standby procedure. Rates for borrowing under the standby procedure are, at BNI's option, based upon the selected term of LIBOR or certificate of deposit rate, plus in either case, a spread based upon BNI's senior unsecured debt ratings and the amount borrowed under the Tender Offer Facility, or an alternative base rate. In February 1995, a group of banks executed a definitive agreement for the Tender Offer Facility.

  In May 1994, BNI issued $150 million of 7.4 percent notes due May 15, 1999 and used the proceeds to retire $150 million aggregate principal amount of Railroad Consolidated Mortgage Bonds, 8 7/8 percent, Series I, due May 30, 1994. The 7.4 percent notes were the initial offering under an effective registration statement on Form S-3 covering the issuance, from time to time, of up to $500 million aggregate principal amount of debt securities. This issuance reduced the amount available for future issuance to $350 million.

  In April 1994, Railroad completed a $50 million cross-border leveraged lease of equipment which is recorded as a capital lease obligation. The transaction included the issuance of $40 million of equipment secured debt at a weighted average yield of 7.27 percent and the receipt of an up front cash benefit. The up front benefit reduces the effective interest rate on the debt to 6.64 percent.

  In December 1993, BNI financed equipment through the issuance of $78 million of 6.32 percent notes due serially to 2012.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  In July 1993, BNI issued $150 million of 7 1/2 percent senior unsecured debentures due 2023 and used the proceeds for general corporate purposes, including working capital.

  The commercial paper program is further summarized as follows (dollars in millions):

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1993
                                                                 ------  ------
   Balance at year end.......................................... $   90  $   26
   Weighted average interest rate...............................   6.43%   3.55%
   Maximum outstanding during the year.......................... $  243  $  179
   Average daily amount outstanding during the year............. $   97  $   41
   Weighted daily average interest rate during the year.........   4.29%   3.27%

  Maturities of commercial paper averaged 7 days and 4 days in 1994 and 1993, respectively.

  Aggregate long-term debt scheduled maturities for 1995 through 1999 and thereafter are $32 million, $27 million, $253 million, $27 million, $174 million and $1,279 million, respectively.

  Substantially all Railroad properties and certain other assets are pledged as collateral to or are otherwise restricted under the various Railroad long-term debt agreements. Equipment obligations are secured by the underlying equipment.

5. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of BN's financial instruments at December 31, 1994 and 1993 and the methods and assumptions used to estimate the fair value of each class of financial instruments held by BN, were as follows:

 Cash and cash equivalents

  The carrying amount approximated fair value because of the short maturity of these instruments.

 Notes receivable

  The fair value of notes receivable was estimated by discounting the anticipated cash flows. Discount rates of 10.0 percent to 10.8 percent at December 31, 1994 and 8.7 percent at December 31, 1993, were determined to be appropriate when considering current United States Treasury rates and the credit risk associated with these notes.

 Marketable securities

  Marketable securities, which are pledged to fund liabilities of certain employee benefit plans, consist of corporate bonds (57 percent of carrying amount) and United States government or agency issues (43 percent of carrying amount) and are classified as available for sale. The carrying value of available for sale securities is adjusted for changes in fair value and any unrealized gains or losses are recorded as a component of stockholders' equity. At December 31, 1994, the unrealized gains and losses were immaterial. The fair value for these securities was based on secondary market indicators. Realized gains or losses from the sales of marketable securities are based on the specific identification method and were also immaterial for 1994.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  The contract maturities at December 31, 1994 for the securities were as follows (in millions):

                                                                  CARRYING FAIR
                                                                   AMOUNT  VALUE
                                                                  -------- -----
   Due in one year or less.......................................   $ 7     $ 7
   Due after one year through five years.........................    12      12
   Due after five years through 10 years.........................    --      --
   Due after 10 years............................................     1       1
                                                                    ---     ---
                                                                    $20     $20
                                                                    ===     ===

 Accrued interest payable

  The carrying amount approximated fair value as the majority of interest payments are made semiannually.

 Long-term debt and commercial paper

  The fair value of BN's long-term debt, excluding unamortized discount, was primarily based on secondary market indicators. For those issues not actively quoted, estimates were based on each obligation's characteristics. Among the factors considered were the maturity, interest rate, credit rating, collateral, amortization schedule, liquidity and option features such as optional redemption or optional sinking funds. These features were compared to other similar outstanding obligations to determine an appropriate increment or spread, above United States Treasury rates, at which the cash flows were discounted to determine the fair value. The carrying amount of commercial paper approximated fair value because of the short maturity of these instruments.

 Recourse liability from sale of receivables

  Railroad's agreement to sell, on a revolving basis, an undivided percentage interest in a designated pool of accounts receivable with limited recourse expired in December 1994. At December 31, 1993, the carrying value of the allowance for doubtful accounts on receivables sold approximated the fair value of the recourse liability related to those receivables.

  The carrying amount and estimated fair values of BN's financial instruments were as follows (in millions):

                                                        DECEMBER 31,
                                               -------------------------------
                                                    1994            1993
                                               --------------- ---------------
                                               CARRYING  FAIR  CARRYING  FAIR
                                                AMOUNT  VALUE   AMOUNT  VALUE
                                               -------- ------ -------- ------
   Assets:
     Cash and cash equivalents................  $   27  $   27  $   17  $   17
     Notes receivable.........................       8       8       9      11
     Marketable securities....................      20      20      --      --
   Liabilities:
     Accrued interest payable.................      45      45      44      44
     Long-term debt and commercial paper......   1,882   1,742   1,805   1,884
     Recourse liability from sale of receiv-
      ables...................................      --      --       4       4

  BN also holds investments in, and has advances to, several unconsolidated transportation affiliates. It was not practicable to estimate the fair value of these financial instruments, which were carried at their

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES original cost of $16 million and $19 million in the December 31, 1994 and 1993 consolidated balance sheets. There were no quoted market prices available for the shares held in the affiliated entities, and the cost of obtaining an independent valuation would have been excessive considering the materiality of these investments to BN.

  In addition, BN has a note receivable, from a shortline railroad, that has principal payments which are based on traffic volume over a segment of line. The carrying value of the note was $5 million at December 31, 1994 and 1993. As it is not practicable to forecast the traffic volume over the remaining life of the note, it was not included in the notes receivable amount shown above.

6. HEDGING ACTIVITIES

  BN has a program to hedge against fluctuations in the price of its diesel fuel purchases. This program includes forward purchases for delivery at fueling facilities and exchange-traded petroleum futures contracts. The futures contracts are accounted for as hedges which are marked to market with any gains or losses associated with changes in market value being deferred and recognized as a component of fuel expense in the period in which the designated fuel is purchased and used. At December 31, 1994, BN had entered into agreements with fuel suppliers setting the price of fuel to be obtained by taking physical delivery directly from such suppliers at a future date. The average price of the approximately 79 million gallons which BN had committed to purchase was approximately 52 cents per gallon, exclusive of taxes, certain transportation costs and other charges. In addition, BN held petroleum futures contracts representing approximately 53 million gallons at an average price of approximately 49 cents per gallon. These contracts have expiration dates ranging from January to October 1995.

  BN's current fuel hedging program is designed to cover no more than 50 percent of projected fuel requirements for the subsequent 12-month period; therefore, hedge positions will not exceed actual fuel requirements. The current and future fuel delivery prices are monitored continuously and hedge positions are adjusted accordingly. In order to reduce risk associated with market movements, fuel hedging transactions do not extend beyond a 12-month period. BN purchases petroleum futures contracts only through regulated exchanges (e.g. New York Mercantile Exchange). In order to effectively monitor the fuel hedging activities, results of the program are summarized and reported to senior management on a regular basis.

  In the second quarter of 1994, BN entered into a three year interest rate swap on a notional amount of $50 million to hedge against interest rate exposure on one of its debt issuances. BN's position in this swap was subsequently closed during the fourth quarter of the year. Under the terms of this swap, BN received semiannual fixed-rate payments of 6.33 percent from a AA-rated counterparty and made semiannual floating rate payments tied to the six-month LIBOR. The swap was accounted for as a hedge with realized gains or losses being recognized as a component of interest expense. During 1994, the resulting decrease in interest expense was not significant.

7. INCOME TAXES

  Effective January 1, 1993, BN adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 modifies SFAS No. 96, which established the liability method of accounting for income taxes and had been adopted by BN effective January 1, 1986. BN adopted SFAS No. 109 consistent with the transitional guidelines of SFAS No. 109. The effect of the adoption was to increase the current portion of the deferred income tax asset with a corresponding increase in the noncurrent deferred income tax liability of $26 million at January 1, 1993. There was no effect on net income, stockholders' equity or cash flows upon adoption.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  Income tax expense, excluding the cumulative effect of changes in accounting methods, was as follows (in millions):

                               YEAR ENDED DECEMBER 31,
                              -------------------------
                               1994     1993     1992
                              -------  -------  -------
Current:
  Federal...................  $   124  $    61  $    82
  State.....................       19        8       15
                              -------  -------  -------
                                  143       69       97
                              -------  -------  -------
Deferred:
  Federal...................      109      136       52
  State.....................       17       20        4
                              -------  -------  -------
                                  126      156       56
                              -------  -------  -------
    Total...................  $   269  $   225  $   153
                              =======  =======  =======

  Reconciliation of the federal statutory income tax rate to the effective tax rate, excluding the cumulative effect of changes in accounting methods, was as follows:

                              YEAR ENDED DECEMBER 31,
                              -------------------------
                               1994     1993     1992
                              -------  -------  -------
Federal statutory income tax
 rate.......................     35.0%    35.0%    34.0%
State income taxes, net of
 federal tax benefit........      3.4      3.4      3.4
Effect of one percent
 federal tax rate increase
 on deferred tax balances at
 January 1, 1993............       --      5.0       --
Internal Revenue Service
 settlement.................       --       --     (3.8)
Other, net..................       .3      (.2)      .2
                              -------  -------  -------
  Effective tax rate........     38.7%    43.2%    33.8%
                              =======  =======  =======

  The components of deferred tax assets and liabilities were as follows (in millions):

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1993
                                                              -------  -------
   Deferred tax liabilities:
     Accelerated depreciation and amortization............... $(1,785) $(1,667)
     Other...................................................    (106)     (96)
                                                              -------  -------
       Total deferred tax liabilities........................  (1,891)  (1,763)
                                                              -------  -------
   Deferred tax assets:
     Casualty and environmental reserves.....................     255      270
     Pensions................................................      49       45
     Other...................................................     287      273
                                                              -------  -------
       Total deferred tax assets.............................     591      588
                                                              -------  -------
     Valuation allowance.....................................      --       --
                                                              -------  -------
       Net deferred tax liability............................ $(1,300) $(1,175)
                                                              =======  =======
     Noncurrent deferred income tax liability................ $(1,456) $(1,342)
     Current deferred income tax asset.......................     156      167
                                                              -------  -------
       Net deferred tax liability............................ $(1,300) $(1,175)
                                                              =======  =======

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  In 1994, tax expense of $6 million related to the adjustment to reduce the minimum pension liability was allocated directly to stockholders' equity.

  In August 1993, the Omnibus Budget Reconciliation Act of 1993 (the Act) was signed into law. The Act increased the corporate federal income tax rate by one percent, effective January 1, 1993, which reduced 1993 net income by $29 million, or $.32 per common share, through the date of enactment. A one-time, non-cash charge of $28 million to income tax expense was recorded as an adjustment to deferred taxes as of the enactment date and a charge of $1 million to income tax expense was recorded as an adjustment to current income taxes.

  In December 1992, BN received notification that an Appeals Division settlement of the Internal Revenue Service audits for the years 1981 through 1985 had been approved by the Joint Committee on Taxation. This action settled all unagreed issues for those years. The tax effect of the settlement was included in the 1992 tax provision as shown below (in millions, except per share data):

   Current tax expense................................................... $  2
   Deferred tax benefit..................................................  (19)
                                                                          ----
     Total tax benefit................................................... $(17)
                                                                          ====
   Increase in earnings per common share................................. $.19
                                                                          ====

8. REDEEMABLE PREFERRED STOCK

  In July 1993, BNI redeemed all of the outstanding shares of its $10 Par Value 5 1/2 percent Cumulative Redeemable Preferred Stock. BNI purchased the shares for $10.067222 per share or for a total of $9 million, representing the redemption price of $10 per share plus accrued dividends for the period from June 2, 1993 to July 15, 1993.

  Redeemable preferred stock activity was as follows (dollars in millions):

                                                          DECEMBER 31,
                                                 -------------------------------
                                                      1993            1992
                                                 -------------- ----------------
                                                 SHARES  AMOUNT  SHARES   AMOUNT
                                                 ------- ------ --------- ------
   Balance at beginning of year................. 899,009  $ 9   1,076,734  $11
   Acquired during year......................... 899,009    9     177,725    2
                                                 -------  ---   ---------  ---
     Balance at end of year.....................      --  $--     899,009  $ 9
                                                 =======  ===   =========  ===

9. PREFERRED CAPITAL STOCK

 No Par Value Preferred Stock, authorized 25,000,000 shares--6,900,000 shares issued

  In November 1992, BNI issued 6,900,000 shares of 6 1/4 percent Cumulative Convertible Preferred Stock, Series A No Par Value. The convertible preferred stock is not redeemable prior to December 26, 1995. Thereafter, the shares may be redeemed at BNI's option, in whole or in part, during the twelve months beginning November 24 of each year except for 1995 which commences December 26, at the following redemption prices per share: $52.1875 in 1995, $51.875 in 1996, $51.5625 in 1997, $51.25 in 1998, $50.9375 in 1999, $50.625 in 2000,
$50.3125 in 2001, and $50 in 2002 and thereafter. The convertible preferred stock may be converted, at the option of the holder at any time, into the number of shares of BNI's common stock equal to the liquidation preference of each share of convertible preferred stock, $50, divided by the conversion

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES price of $47 per share of common stock. The convertible preferred stockholders have no voting rights unless six quarterly dividend payments are in default. In a default, such stockholders may vote separately as a class with all other series of the No Par Value Preferred Stock to elect two additional directors. Voting rights will continue until all arrearages have been paid. As of December 31, 1994, there had been no such defaults.

 Class A Preferred Stock Without Par Value, authorized 50,000,000 shares-- unissued

  At December 31, 1994, BNI had available for issuance 50,000,000 shares of Class A Preferred Stock Without Par Value. The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix the designations and the powers. On July 10, 1986, the Board of Directors designated a series of 800,000 shares of Class A Preferred Stock Without Par Value as Series A Junior Participating Class A Preferred Stock. On December 19, 1991, the Board of Directors increased the Series A Junior Participating Class A Preferred Stock designation to 3,000,000 shares. Each one one-hundredth of a share will have dividend and voting rights approximately equal to those of one share of common stock of BNI. In addition, on July 10, 1986, the Board of Directors declared a dividend distribution of one right for each outstanding share of common stock of BNI. The rights become exercisable if, without BNI's prior consent, a person or group acquires securities having 20 percent or more of the voting power of all of BNI's voting securities or announces a tender offer which would result in such ownership. Each right, when exercisable, entitles the registered holder to purchase from BNI one one-hundredth of a share of Series A Junior Participating Class A Preferred Stock at a price of $190 per one one-hundredth of a share, subject to adjustment. If, after the rights become exercisable, BNI were to be acquired through a merger, each right would permit the holder to purchase, for the exercise price, stock of the acquiring company having a value of twice the exercise price. In addition, if any person acquires 25 percent or more of BNI (other than as a result of a cash offer for all shares), each right not owned by the holder of such 25 percent would permit the purchase, for the exercise price, of stock of BNI having a value of twice the exercise price. The rights may be redeemed by BNI under certain circumstances until their expiration date for $.05 per right.

10. COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

  BNI is authorized to issue 300,000,000 shares of Common Stock Without Par Value. At December 31, 1994, there were 89,223,821 shares of common stock outstanding. Each holder of common stock is entitled to one vote per share in the election of directors and on all matters submitted to a vote of stockholders. Subject to the rights and preferences of the convertible preferred stock and any future issuance of additional preferred stock, each share of common stock is entitled to receive dividends as may be declared by the Board of Directors out of funds legally available and to share ratably in all assets available for distribution to stockholders upon dissolution or liquidation. No holder of common stock has any preemptive right to subscribe for any securities of BNI.

11. STOCK OPTIONS AND OTHER CAPITAL STOCK

 Stock options

  Under BN's stock option plans, options may be granted to officers and key salaried employees at fair market value on the date of grant. All options expire within ten years after the date of grant. BN may also grant stock appreciation rights (SARs) in tandem with stock options which would be exercisable during the same period as the options. SARs entitle an option holder to receive a payment equal to the difference between the option price and the fair market value of the common stock at the date of exercise of the SAR. To the extent the SAR is exercised, the related option is cancelled and to the extent the option is exercised the related SAR is cancelled. Any change in the current market value over the SAR's exercise price would be recognized at such time as an adjustment to compensation expense.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  Activity in stock option plans was as follows:

                                                                  EXERCISE
                                           OPTIONS    SARS    PRICE PER SHARE
                                          ---------  -------  ----------------
   Balance at December 31, 1991.......... 2,902,820   54,226  $ 6.48 to $39.88
     Granted.............................   984,515       --   40.88 to  44.24
     Exercised...........................  (438,500) (54,226)   6.48 to  34.88
     Cancelled...........................  (197,511)      --   20.48 to  44.24
                                          ---------  -------
   Balance at December 31, 1992.......... 3,251,324       --   10.32 to  44.24
     Granted.............................   947,125       --   55.56 to  55.94
     Exercised...........................  (508,476)      --   10.32 to  44.24
     Cancelled...........................   (54,882)      --   22.50 to  55.94
                                          ---------  -------
   Balance at December 31, 1993.......... 3,635,091       --   12.49 to  55.94
     Granted.............................   752,690       --   53.69 to  55.94
     Exercised...........................  (184,088)      --   12.49 to  55.94
     Cancelled...........................   (83,962)      --   20.48 to  55.94
                                          ---------  -------
   Balance at December 31, 1994.......... 4,119,731       --   15.26 to  55.94
   Exercisable at December 31:
     1994................................ 2,950,427       --  $15.26 to $55.94
     1993................................ 2,153,170       --   12.49 to  44.24
     1992................................ 1,711,726       --   10.32 to  44.24
   Available for future grants at Decem-
    ber 31:
     1994................................ 4,464,447
     1993................................ 5,151,315
     1992................................ 5,995,545

  Shares issued upon exercise of options may be issued from treasury shares or from authorized but unissued shares.

  All outstanding stock options became exercisable upon the February 7, 1995 approval by the stockholders of both BNI and Santa Fe of the proposed merger with Santa Fe.

 Other capital stock

  BN has restricted stock award plans under which up to 1,700,000 common shares may be awarded to eligible employees and directors of BN. No cash payment is required by the individual. Shares awarded under the plan may not be sold, transferred or used as collateral by the holder until the shares awarded become free of the restrictions, generally by one-thirds on the third, fourth and fifth anniversaries of the date of grant. All shares still subject to restrictions are generally forfeited and returned to the plan if the employee or director's relationship with BN is terminated. If the employee or director retires, becomes disabled or dies, the restrictions will lapse at that time. The compensation expense resulting from the award of restricted stock is valued at the average of the high and low market prices of BNI common stock on the date of the award, recorded as a reduction of stockholders' equity, and charged to expense evenly over the service period. Restricted stock awards under these plans, net of forfeitures, were 177,670, 232,354 and 214,475 shares in 1994, 1993 and 1992, respectively. A total of 780,694, 870,525 and 824,877 restricted common shares were outstanding at December 31, 1994, 1993 and 1992, respectively. Compensation expense was not significantly affected for all periods presented. Upon the February 7, 1995 approval by the stockholders of both BNI and Santa Fe of the proposed merger with Santa Fe, the restrictions on the BNI stock grants lapsed and the previously unearned compensation relating to such restricted stock, included in BNI's stockholders' equity, was recognized as

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES a non-cash charge to compensation and benefits expense. As of December 31, 1994, such unearned compensation relating to restricted stock was approximately $23 million.

  BN also has a stock award plan which provides for grants of shares of BNI's common stock to full-time employees, excluding officers, based upon performance. A total of 100,000 shares of common stock has been authorized for these awards. The shares awarded contain no restrictions and the recipients have full stockholder rights and privileges. Compensation expense is based upon the average of the high and low market prices of BNI common stock on the date of grant. During the years ended December 31, 1994, 1993 and 1992, 3,900, 5,540, and 11,720 shares were awarded under this plan. The related compensation expense was not significant.

  An employee stock purchase plan was adopted in 1992, effective in 1993, as a means to encourage employee ownership of BNI common stock. A total of 500,000 shares of common stock were authorized for distribution under this plan. The plan allows eligible BN employees to use the proceeds of incentive compensation awards to purchase shares of BNI common stock at a discount, as determined by the BNI Board of Directors, from the market price and may require that the shares purchased be held for a specific time period as also determined by the Board of Directors. The difference between the market price and the employees' purchase price is recorded as additional compensation expense. During the years ended December 31, 1994 and 1993, 31,832 and 34,629 shares were purchased under this plan. The related compensation expense was not significant.

12. RETIREMENT PLANS

  BN has non-contributory defined benefit pension plans covering substantially all non-union employees. The benefits are based on years of credited service and the highest five-year average compensation levels. Contributions to the plans are based upon the projected unit credit actuarial funding method and are limited to amounts that are currently deductible for tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

  The funded status of BN plans and the net accrued pension cost reflected in the consolidated balance sheets were as follows (in millions):

                                                             DECEMBER 31,
                                                             --------------
                                                              1994    1993
                                                             ------  ------
   Actuarial present value of benefit obligations:
     Vested benefit obligation.............................  $  481  $  539
                                                             ======  ======
     Accumulated benefit obligation........................  $  553  $  604
                                                             ======  ======
     Projected benefit obligation..........................  $  628  $  740
     Plan assets, primarily marketable equity and debt
      securities, at fair value............................    (467)   (490)
                                                             ------  ------
     Projected benefit obligation in excess of plan assets.     161     250
     Unrecognized net loss.................................     (41)   (153)
     Unrecognized prior service cost.......................      (5)     (6)
     Unamortized net transition obligation.................     (29)    (33)
     Adjustment required to recognize minimum liability....      12      56
                                                             ------  ------
       Net accrued pension cost............................  $   98  $  114
                                                             ======  ======

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations were 9 percent and 5.5 percent at December 31, 1994 and 7 percent and 5.5 percent at December 31, 1993. The expected long-term rate of return on assets was 9.5 percent for 1994 and 1993 and 10 percent for 1992.

  Components of the net pension cost were as follows (in millions):

                                                 YEAR ENDED DECEMBER 31,
                                                -------------------------
                                                 1994     1993     1992
                                                -------  -------  -------
   Service cost, benefits earned during the
    period..................................... $    12  $     9  $    10
   Interest cost on projected benefit
    obligation.................................      50       50       52
   Actual return on plan assets................     (25)     (57)     (36)
   Net amortization and deferred amounts.......      (1)      24        5
                                                -------  -------  -------
     Net pension cost.......................... $    36  $    26  $    31
                                                =======  =======  =======

  Net pension cost, which is based upon a discount rate as of January 1, was higher for 1994 than 1993 primarily due to a decrease in the discount rate from
8.5 percent at January 1, 1993 to 7 percent at January 1, 1994. The decrease in net pension cost for 1993 as compared with 1992 was primarily due to a decrease in the rate of future compensation growth from 6 percent at January 1, 1993 to
5.5 percent at January 1, 1994.

  BN sponsors a 401(k) thrift and profit sharing plan which covers substantially all non-union employees. BN matches 35 percent of the first 6 percent of the employees' contributions, which is subject to certain percentage limits of the employees' earnings, at the end of each quarter. Depending on BN's performance, an additional matching contribution of 20 to 40 percent can be made at the end of the year. BN's expense was $8 million, $6 million and $4 million in 1994, 1993 and 1992, respectively. Effective January 1, 1994, BN also sponsors a 401(k) retirement savings plan covering substantially all union employees which is non-contributory on the part of BN.

13. OTHER BENEFIT PLANS

  Effective January 1, 1992, BN adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." BN provides certain postretirement health care benefits, payable until age 65, for a small number of retirees who were at least 55 years of age and who retired on or before March 1986.

  Both the accumulated postretirement benefits obligation and cost associated with this plan were insignificant. Life insurance benefits are provided for eligible non-union employees. BN adopted accrual accounting for the expense of these plans in 1992 by taking a $16 million cumulative effect charge to income in order to establish a liability for those benefits. BN pays benefits as claims are processed.

  The following table presents the status of the plans and the accrued postretirement benefit cost reflected in the consolidated balance sheets (in millions):

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1994        1993
                                                       ----------- -----------
                                                       HEALTH LIFE HEALTH LIFE
                                                       ------ ---- ------ ----
   Accumulated postretirement benefit obligation:
     Retirees.........................................  $--   $11   $ 1   $13
     Fully eligible active participants...............   --     1    --     2
     Other active participants........................   --     2    --     1
                                                        ---   ---   ---   ---
                                                         --    14     1    16
   Unrecognized net gain..............................   --     4    --    --
                                                        ---   ---   ---   ---
     Accrued postretirement benefit cost..............  $--   $18    $1   $16
                                                        ===   ===   ===   ===

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

  Components of the postretirement benefit cost were as follows (in millions):

                                                  YEAR ENDED DECEMBER 31,
                                            -----------------------------------
                                               1994        1993        1992
                                            ----------- ----------- -----------
                                            HEALTH LIFE HEALTH LIFE HEALTH LIFE
                                            ------ ---- ------ ---- ------ ----
   Service cost............................  $--   $--   $--   $--   $--   $--
   Interest cost...........................   --     1    --     1    --     1
                                             ---   ---   ---   ---   ---   ---
     Net postretirement benefit cost.......  $--   $ 1   $--   $ 1   $--   $ 1
                                             ===   ===   ===   ===   ===   ===

  The discount rate used in determining the benefit obligation was 9 percent at December 31, 1994 and 7 percent at December 31, 1993. The health care cost trend rate is assumed to decrease gradually from 14 percent in 1995 to 6 percent in 2003 and thereafter. Increasing the assumed health care cost trend rate by one percentage point in each year would have an insignificant effect on the accumulated postretirement benefit obligation at December 31, 1994 and 1993 as well as the aggregate of the service and interest cost components for the three years ended December 31, 1994.

  Under collective bargaining agreements, Railroad participates in multi-employer benefit plans which provide certain postretirement health care and life insurance benefits for eligible union employees. Insurance premiums attributable to retirees, which are expensed as incurred, were $10 million in both 1994 and 1993 and $11 million in 1992.

14. COMMITMENTS AND CONTINGENCIES

 Agreement to merge and tender offers

  As of June 29, 1994, BNI and Santa Fe entered into an Agreement and Plan of Merger (the Original Agreement) pursuant to which, on the terms and conditions set forth in the Original Agreement, Santa Fe would merge (the Merger) with and into BNI, and BNI would be the surviving corporation and each share of Santa Fe common stock would be converted into 0.27 of a share of BNI common stock. The Original Agreement was subsequently amended as of October 26, 1994, December 18, 1994 and January 24, 1995. The Original Agreement, as so amended, is referred to as the Merger Agreement. Pursuant to the Merger Agreement, Santa Fe is to merge with and into BNI with each share of Santa Fe common stock to be exchanged for not less than 0.40 and not more than 0.4347 shares of BNI common stock. The exchange ratio will vary based on the number of shares of Santa Fe common stock repurchased by Santa Fe in the repurchase program referred to below (the Repurchase Program). Stockholders of BNI and Santa Fe approved the Merger Agreement at special stockholders' meetings held on February 7, 1995.

  Also pursuant to the Merger Agreement, on December 23, 1994, BNI and Santa Fe commenced tender offers (together, the Tender Offer) to acquire up to 63 million shares of Santa Fe common stock in the aggregate at $20 per share in cash (with Santa Fe severally obligated to purchase up to 38 million shares of Santa Fe common stock in the Tender Offer and BNI severally obligated to purchase up to 25 million shares of Santa Fe common stock in the Tender Offer or 20 percent and 13 percent, respectively, of the then outstanding Santa Fe common stock). Prior to expiration of the Tender Offer on February 8, 1995, Santa Fe stockholders tendered sufficient shares to complete the Tender Offer. On February 6, 1995, BNI entered into a five-year $500 million unsecured bank credit facility (the Tender Offer Facility), whereby a group of banks will finance BNI's obligations to purchase shares of Santa Fe common stock in the Tender Offer. At BNI's option, borrowings can be obtained either through a competitive bid or a standby procedure. Rates for borrowing under the standby procedure are, at BNI's option, based upon the selected term of LIBOR or certificate of deposit rate, plus in either case, a spread based upon BNI's senior unsecured debt ratings and

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES the amount borrowed under the Tender Offer Facility, or an alternative base rate. BNI's investment in Santa Fe, which represents approximately 17 percent of Santa Fe stock outstanding following completion of the Tender Offer, will be accounted for under the cost method until consummation of the Merger. Santa Fe anticipates borrowing up to $1,110 million (of which approximately $200 million will be used to replace existing Santa Fe debt) in connection with the Sante Fe tender offer and related matters from a syndicate of financial institutions under a new credit agreement. Santa Fe may also borrow an additional $200 million under its new credit agreement to retire $200 million of existing Santa Fe debt. Funding of the Tender Offer is expected to be completed on or about February 21, 1995.

  Under the Repurchase Program as set forth in the Merger Agreement, Santa Fe is permitted, at its discretion and subject to certain financial and performance criteria of Santa Fe set forth in its credit agreements and the Merger Agreement (including minimum cash flows, cash capital expenditures and maximum total debt), to repurchase up to 10 million shares of Santa Fe common stock prior to consummation of the Merger. The number of shares of BNI common stock to be issued in the Merger will not be affected by the number of shares of Santa Fe common stock repurchased by Santa Fe under the Repurchase Program. Accordingly, the exchange ratio of BNI common shares to be offered for each share of outstanding Santa Fe common stock upon consummation of the Merger would be set at not less than 0.40 and not more than 0.4347 shares.

  Pursuant to the Merger Agreement, two possible structures are available to complete the Merger. Using the current structure, each issued and outstanding share of Santa Fe common stock (other than shares of Santa Fe common stock held by Santa Fe as treasury stock or shares held by BNI, all of which will be cancelled) will be exchanged for not less than 0.40 and not more than 0.4347 shares of BNI common stock depending upon the number of shares of Santa Fe common stock repurchased by Santa Fe under the Repurchase Program. BNI will be the surviving corporation. The Merger Agreement provides that either BNI or Santa Fe may elect to effect the Merger through the use of a holding company (the Alternative Transaction Structure) as described below. BNI and Santa Fe have established BNSF Corporation (BNSF), a Delaware corporation, for such purpose. Under the Alternative Transaction Structure, BNSF would create two subsidiaries and one subsidiary would merge into BNI and one into Santa Fe. Each holder of one share of BNI common stock would receive one share of BNSF common stock and each holder of one share of Santa Fe common stock, excluding the Santa Fe common stock acquired by BNI in the Tender Offer and the Santa Fe common stock held by Santa Fe as treasury stock, would receive not less than
0.40 and not more than 0.4347 shares of BNSF common stock depending upon the number of shares of Santa Fe common stock repurchased by Santa Fe as permitted under the Repurchase Program. The Santa Fe common stock acquired by BNI in the Tender Offer would remain outstanding and the Santa Fe common stock held by Santa Fe as treasury stock would be cancelled. The rights of each stockholder of BNSF would be substantially identical to the rights of a stockholder of BNI, and the Alternative Transaction Structure would have the same economic effect with respect to the stockholders of BNI and Santa Fe as the Merger in its current structure. The Merger will be accounted for under the purchase method of accounting upon consummation, and BNI's $500 million investment will be included in the purchase price.

  As is typical in the context of a merger, certain benefits of officers and employees vested upon approval of the Merger by the stockholders of BNI and Santa Fe. In particular, on February 7, 1995, restrictions previously placed upon certain BNI stock grants lapsed and the previously unearned compensation relating to such restricted stock, included in BNI's stockholders' equity, was charged to compensation and benefits expense. As of December 31, 1994, such unearned compensation relating to restricted stock was approximately $23 million. BNI expects to incur other costs related to the Merger some of which will be included in the determination of the total purchase price.

  Consummation of the Merger is subject to approval by the ICC, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary conditions. In connection with the ICC

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES proceedings, on January 27, 1995, BNI and Santa Fe requested the ICC to adopt an expedited procedural schedule for reviewing the merger, based on a timetable the ICC has recently proposed to adopt for all major railroad mergers, and on February 3, 1995, the ICC issued a notice requesting comments on the proposed schedule by February 21, 1995. That schedule calls for the ICC to issue its decision on the merger within 165 days from the date on which the ICC publishes a notice formally advising parties that the BNI and Santa Fe stockholders have voted to approve the transaction. The ICC has not yet issued a notice regarding stockholder approval nor taken any further action on the proposed schedule.

 Casualty and environmental reserves

  Casualty reserves consist primarily of personal injury claims, including work-related injuries to employees. Employees of BN are compensated for work-related injuries according to the provisions of the Federal Employers' Liability Act. Liabilities for personal injury claims are estimated through an actuarial model that considers historical data and trends and is designed to record those costs in the period of occurrence. BN conducts an ongoing review and analysis of claims and other information to ensure the continued adequacy of casualty reserves. To the extent costs may exceed recorded accruals, they are not anticipated to materially affect BN's financial condition, results of operations or liquidity.

  BN's operations, as well as those of its competitors, are subject to extensive federal, state and local environmental regulation. In order to comply with such regulation and to be consistent with BN's corporate environmental policy, BN's operating procedures include practices to protect the environment. Amounts expended relating to such practices are inextricably contained in the normal day-to-day costs of BN's business operations.

  Under the requirements of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund) and certain other laws, BN is potentially liable for the cost of clean-up of various contaminated sites identified by the United States Environmental Protection Agency and other agencies. BN has been notified that it is a potentially responsible party
(PRP) for study and clean-up costs at approximately 75 sites (the PRP sites) and, in many instances, is one of several PRPs. BN generally participates in the clean-up of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP. However, under Superfund and certain other laws, as a PRP, BN can be held jointly and severally liable for all environmental costs associated with a site.

  Environmental costs include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. Liabilities for environmental clean-up costs are initially recorded when BN's liability for environmental clean-up is both probable and a reasonable estimate of associated costs can be made. Adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. BN conducts an ongoing environmental contingency analysis, which considers a combination of factors, including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and ability to pay for clean-up by other PRPs, and historical trend analyses.

  BN is involved in a number of administrative and judicial proceedings and other mandatory clean-up efforts at approximately 160 sites, including the PRP sites, for which it is being asked to participate in the clean-up of sites contaminated by material discharged into the environment. BN paid approximately $21 million, $27 million and $20 million during 1994, 1993 and 1992, respectively, relating to mandatory clean-up efforts, including amounts expended under federal and state voluntary clean-up programs. At this time, BN expects to spend approximately $110 million in future years to remediate and restore all known sites,

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES including $105 million pertaining to mandated sites, of which approximately $70 million relates to the PRP sites. Of the $110 million, BN expects to spend $33 million during 1995. Also, BN anticipates that the majority of the $110 million will be paid out over a period of less than seven years; however, some costs will be paid out over a longer period, in some cases up to 40 years. At December 31, 1994, 23 sites accounted for approximately $75 million of the accrual and no individual site was considered to be material.

  Liabilities for environmental costs represent BN's best estimates for remediation and restoration of these sites and include asserted and unasserted claims. At December 31, 1994, BN had accrued approximately $110 million for estimated future environmental costs and believes it is reasonably possible, although not probable, that actual environmental costs could be lower than the recorded reserve or as much as 50 percent higher. BN's best estimate of unasserted claims was approximately $5 million as of December 31, 1994. Although recorded liabilities include BN's best estimates of all costs, without reduction for anticipated recovery from insurance, BN's total clean-up costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required, evolving environmental laws and regulations, advances in environmental technology, the extent of other PRPs' participation in clean-up efforts, developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, charges to income for environmental liabilities could possibly have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, expenditures associated with such liabilities are typically paid out over a long period, in some cases up to 40 years, and are therefore not expected to have a material adverse effect on BN's consolidated financial position, cash flow or liquidity.

 Lease commitments

  BN has substantial lease commitments for railroad, highway equipment, office buildings and a taconite dock facility. Most of these leases provide the option to purchase the equipment at fair market value at the end of the lease. However, some provide fixed price purchase options.

  Lease rental expense for operating leases was $229 million, $194 million and $189 million for the years ended December 31, 1994, 1993 and 1992, respectively.

  Minimum annual rental commitments were as follows (in millions):

                                                               CAPITAL OPERATING
   YEAR ENDED DECEMBER 31,                                     LEASES   LEASES
   -----------------------                                     ------- ---------
   1995.......................................................   $ 9    $  175
   1996.......................................................     7       161
   1997.......................................................     5       136
   1998.......................................................     5       122
   1999.......................................................     5       113
   Thereafter.................................................    37       890
                                                                 ---    ------
     Total....................................................    68    $1,597
                                                                        ======
   Less amount representing interest..........................    22
                                                                 ---
     Present value of minimum lease payments..................   $46
                                                                 ===

  In addition to the above, BN also receives and pays rents for railroad equipment on a per diem basis, which is included in equipment rents.

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

 Other commitments and contingencies

  In 1993, BN entered into an agreement to acquire 350 alternating current traction motor locomotives. In December 1994, the number of locomotives to be acquired under this agreement was increased to 404. As of January 31, 1995, BN had accepted delivery of 147 locomotives and anticipates deliveries under this agreement of between approximately 60 and 140 each year from 1995 (including January 1995 deliveries) through 1997.

  BN has two locomotive electrical power purchase agreements, expiring in 1998 and 2001, that currently involve 197 locomotives. Payments required by the agreements are based upon the number of megawatt hours of energy consumed, subject to specified take-or-pay minimums. The rates specified in the two agreements are renegotiable every two years. BN's 1995 minimum commitment obligation is $53 million. Based on projected locomotive power requirements, BN's payments in 1995 are expected to be in excess of the minimum. Payments under the agreements totaled $47 million, $53 million and $56 million in 1994, 1993 and 1992, respectively. In 1990, BN entered into a letter of credit for the benefit of a vendor. This letter of credit is a performance guarantee for up to $15 million in major overhauls to be performed on the power purchase equipment.

  In connection with its program to transfer certain rail lines to independent operators, BN has agreed to make certain payments for services performed by the operators in connection with traffic that involves the shortlines and Railroad as carriers. These payments will vary with such factors as traffic volumes and shortline costs and are not expected to exceed normal business requirements for services received. These payments are reflected as reductions to revenue to conform with reporting to the ICC. Revenues for these joint moves, including amounts applicable to the independent operator portion of the line haul, are reflected by BN as revenue from operations.

  BN is party to various claims and lawsuits, some of which are for substantial amounts. While these claims and actions are being contested, the outcome of individual matters is not certain. Although actual liability on an aggregate basis is similarly not determinable with certainty, as of December 31, 1994, BN believes that any liability resulting from these matters, after taking into consideration BN's insurance coverages and amounts already provided for, should not have a material adverse effect on BN's financial position.

  There are no other commitments or contingent liabilities which BN believes would have a material adverse effect on the consolidated financial position, results of operations or liquidity.

15. OTHER INCOME (EXPENSE), NET

  Other income (expense), net includes the following (in millions):

                              YEAR ENDED DECEMBER 31,
                              ----------------------------
                               1994      1993      1992
                               ----     -------   --------
   Gain on property disposi-
    tions.................... $     15  $    17   $      3
   Interest income...........        3        6          4
   Loss on sale of receiv-
    ables....................       (9)      (9)       (11)
   Litigation settlement
    agreement................       --       --         47
   Miscellaneous, net........      (12)      (9)        (2)
                              --------  -------   --------
     Total................... $     (3) $     5   $     41
                              ========  =======   ========

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  Miscellaneous, net includes losses related to international ventures of $15 million and $4 million in 1994 and 1993, respectively.

  In the first quarter of 1992, BN entered into a settlement agreement relating to the reimbursement of attorneys' fees and costs incurred by BN in connection with litigation filed by Energy Transportation Systems, Inc., and others, and reimbursement of a portion of the amount paid in prior years by BN in settlement of that action. Under the terms of the settlement, BN received approximately $50 million before legal fees.

16. ACCOUNTING CHANGES

  Effective January 1, 1994, BN adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect, net of $7 million income tax benefit, of this change in accounting attributable to years prior to 1994, at the time of adoption, was to decrease 1994 net income by $10 million, or $.11 per common share.

  In 1994, BN adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this standard had no effect on net income and no material effect on stockholders' equity.

  Effective January 1, 1993, BN adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 modifies SFAS No. 96, which established the liability method of accounting for income taxes, and had been adopted by BN effective January 1, 1986. BN adopted SFAS No. 109 consistent with the transitional guidelines of SFAS No. 109. The effect of the adoption was to increase the current portion of the deferred income tax asset with a corresponding increase in the noncurrent deferred income tax liability of $26 million at January 1, 1993. There was no effect on net income, stockholders' equity or cash flows.

  In January 1992, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus that origination of service revenue recognition was not an acceptable accounting method beginning in 1992 for the freight services industry. Accordingly, effective January 1, 1992, BN changed its method of revenue recognition from one which recognized transportation revenue at the origination point, to a method whereby transportation revenue is recognized proportionately as a shipment moves from origin to destination. The cumulative effect, net of a $7 million income tax benefit, of the change on the prior year's revenue, at the time of adoption, decreased 1992 net income by $11 million, or $.13 per common share.

  In the fourth quarter of 1992, effective January 1, 1992, BN adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and elected immediate recognition of the $16 million transition obligation. The cumulative effect, net of a $6 million income tax benefit, of the change on prior years', at the time of adoption, decreased 1992 net income by $10 million, or $.11 per common share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Burlington Northern Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Burlington Northern Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Burlington Northern Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 16 to the consolidated financial statements, the Company changed its method of accounting for postemployment benefits and investments in debt and equity securities in 1994, for income taxes in 1993 and for revenue recognition and postretirement benefits other than pensions in 1992.

Coopers & Lybrand L.L.P.

Fort Worth, Texas
January 16, 1995

SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

                                            Three Months             Six Months
                                           Ended June 30,          Ended June 30,
                                           1995       1994        1995       1994
                                        ---------- ----------  ---------- ----------

Operating Revenues                      $   671.9  $   658.2   $ 1,351.6  $ 1,289.7
                                        ---------- ----------  ---------- ----------
Operating Expenses
  Compensation and benefits                 198.9      209.2       419.4      416.8
  Contract services                          96.7       90.1       188.8      170.2
  Fuel                                       62.7       61.2       126.5      120.1
  Equipment rents                            61.9       62.0       121.6      122.4
  Depreciation and amortization              52.7       50.1       105.2       99.2
  Materials and supplies                     25.4       32.3        54.5       64.8
  Other                                      49.1       55.9       106.7      108.1
                                        ---------- ----------  ---------- ----------
    Total Operating Expenses                547.4      560.8     1,122.7    1,101.6
                                        ---------- ----------  ---------- ----------
Operating Income                            124.5       97.4       228.9      188.1
Equity in Earnings of Pipeline
  Partnership                                 5.7       10.7        12.4       17.0
Interest Expense                             45.4       30.9        85.1       59.9
Other Income (Expense)-Net                   (6.7)       6.7       (36.5)      32.7
                                        ---------- ----------  ---------- ----------
Income From Continuing Operations
  Before Income Taxes                        78.1       83.9       119.7      177.9

Income Taxes                                 30.3       35.5        49.6       75.3
                                        ---------- ----------  ---------- ----------
Income From Continuing Operations            47.8       48.4        70.1      102.6
Income from Discontinued Operations,
  Net of Income Taxes                           -        9.2           -       23.1
Extraordinary Charge on Early Retirement
  of Debt, Net of Income Taxes                  -          -       (24.3)         -
                                        ---------- ----------  ---------- ----------
Net Income                              $    47.8  $    57.6   $    45.8  $   125.7
                                        ========== ==========  ========== ==========

Income (Loss) Per Share
  Continuing Operations                 $    0.30  $    0.25   $    0.41  $    0.54
  Discontinued Operations                       -       0.05           -       0.12
  Extraordinary Charge                          -          -       (0.14)         -
                                        ---------- ----------  ---------- ----------
  Net Income                            $    0.30  $    0.30   $    0.27  $    0.66
                                        ========== ==========  ========== ==========
Average Number of Common and
  Common Equivalent Shares                  159.1      189.7       169.8      189.8
                                        ========== ==========  ========== ==========

             (See accompanying notes to Consolidated Financial Statements)

SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(In millions)

                                                     June 30,   December 31,
                                                       1995        1994
                                                    ----------  ----------
Assets
Current Assets
  Cash and cash equivalents, at cost which
    approximates market                             $    30.1   $   176.4
  Accounts receivable, less allowances                   59.0        62.0
  Materials and supplies                                 90.7        95.3
  Note receivable - current                                 -        36.2
  Current portion of deferred income taxes              104.0        98.6
  Other                                                  22.2        25.2
                                                    ----------  ----------
    Total current assets                                306.0       493.7
                                                    ----------  ----------
Other Long-Term Assets                                  380.9       337.9

Properties, Plant and Equipment                       6,391.9     6,291.8
  Less-accumulated depreciation and amortization      1,537.0     1,550.5
                                                    ----------  ----------
Net Properties                                        4,854.9     4,741.3
                                                    ----------  ----------
Total Assets                                        $ 5,541.8   $ 5,572.9
                                                    ==========  ==========
Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable and accrued liabilities          $   627.5   $   724.8
  Long-term debt due within one year                    148.8       203.6
                                                    ----------  ----------
    Total current liabilities                           776.3       928.4
                                                    ----------  ----------

Long-Term Debt Due After One Year                     1,884.5     1,067.4
Postretirement Benefits Liability                       258.3       258.1
Restructuring Liability                                 152.3       171.1
Other Long-Term Liabilities                             700.6       699.1
Deferred Income Taxes                                 1,225.0     1,191.9
                                                    ----------  ----------
    Total Liabilities                                 4,997.0     4,316.0
                                                    ----------  ----------
Shareholders' Equity
  Common stock                                          190.4       190.0
  Paid-in capital                                       794.1       825.8
  Retained income                                       336.3       290.5
  Treasury stock, at cost                              (776.0)      (49.4)
                                                    ----------  ----------
    Total shareholders' equity                          544.8     1,256.9
                                                    ----------  ----------
Total Liabilities and Shareholders' Equity          $ 5,541.8   $ 5,572.9
                                                    ==========  ==========

        (See accompanying notes to Consolidated Financial Statements)

SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
(In millions)

                                                           Six Months
                                                         Ended June 30,
                                                        1995       1994
                                                     ----------  ----------
Operating Activities
  Net income                                         $    45.8   $   125.7
  Adjustments to reconcile net income to operating
    cash flows:
    Income from discontinued operations,
      net of income taxes                                    -       (23.1)
    Extraordinary charge on early retirement of debt,
      net of income taxes                                 24.3           -
    Depreciation and amortization                        105.2        99.2
    Deferred income taxes                                 38.7        33.7
    Rail restructuring costs paid                        (30.7)      (33.8)
    Imputed interest expense                               8.0        10.4
    Other-net                                            (26.0)      (49.7)
    Changes in working capital:
      Accounts receivable                                  3.0        (3.5)
      Materials and supplies                               4.6       (22.4)
      Accounts payable and accrued liabilities           (97.3)       29.0
      Other                                                3.0        13.4
                                                     ----------  ----------
   Net Cash Provided by Operating
     Activities-Continuing Operations                     78.6       178.9
   Discontinued Operations-net                               -       (11.3)
                                                     ----------  ----------
   Net Cash Provided by Operating Activities              78.6       167.6
                                                     ----------  ----------
Investing Activities
  Cash used for capital expenditures                    (197.5)     (205.8)
  Other-net                                               38.4        79.5
  Discontinued Operations-net                                -       (29.1)
                                                     ----------  ----------
  Net Cash Used for Investing Activities                (159.1)     (155.4)
                                                     ----------  ----------
Financing Activities
  Proceeds from borrowings                             1,047.0           -
  Principal payments on borrowings                      (285.1)     (128.5)
  Purchase of SFP common stock                          (812.2)          -
  Extraordinary charge on early retirement of debt       (24.3)          -
  Other-net                                                8.8         7.1
  Discontinued Operations-net                                -        53.9
                                                     ----------  ----------
  Net Cash Used for Financing Activities                 (65.8)      (67.5)
                                                     ----------  ----------
Decrease in Cash and Cash Equivalents                   (146.3)      (55.3)
Cash and Cash Equivalents:
  Beginning of period                                    176.4        70.3
                                                     ----------  ----------
  End of period                                      $    30.1   $    15.0
                                                     ==========  ==========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period for:
    Interest                                         $    75.6   $    51.4
    Income taxes                                     $    13.6   $    33.5
                                                     ==========  ==========

       (See accompanying notes to Consolidated Financial Statements)

                SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (UNAUDITED)

        (a) The consolidated financial statements should be read in conjunction with the Santa Fe Pacific Corporation ("SFP", "Registrant" or "Company") Annual Report on Form 10-K for the year ended December 31, 1994 ("1994 Form 10-K"), including those financial statements and notes thereto incorporated by reference from the Registrant's 1994 Annual Report to Shareholders.

        (b) In the opinion of SFP management, the consolidated statement of operations for the three and six months ended June 30, 1995 and 1994 reflect all adjustments necessary for a fair statement of the results of operations. Except as otherwise disclosed, all adjustments are of a normal recurring nature.

        (c) The consolidated statement of operations for the three and six months ended June 30, 1995 is not necessarily indicative of the results of operations for the full year 1995.

        (d) Certain comparative prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

        (e) On June 29, 1994, SFP and Burlington Northern Inc. ("BNI") entered into a definitive Agreement and Plan of Merger (as amended, the "Merger Agreement") pursuant to which SFP is to merge with and into BNI, with BNI being the surviving corporation (the "Merger"). The Merger was approved by the stockholders of both SFP and BNI on February 7, 1995. In accordance with the Merger Agreement, BNI and SFP conducted a joint tender offer in which SFP purchased 38 million shares and BNI purchased 25 million shares of SFP common stock at a price of $20 per share, the payment for which shares was made on February 21, 1995 (the "Tender Offer").

            At Merger consummation, each remaining outstanding share of SFP common stock will be converted into at least 0.40 of a share of BNI common stock (the "Exchange Ratio") in a tax-free exchange. Between the Tender Offer and consummation of the Merger, SFP has the right but not the obligation to repurchase up to an additional 10 million shares of SFP common stock, subject to certain financial conditions and limitations of the Merger Agreement and SFP's bank loan facility ("Credit Facility"). The Exchange Ratio will depend on the number of SFP shares repurchased by SFP as well as the number of SFP employee stock options exercised prior to the consummation of the Merger. The Merger Agreement provides for a maximum Exchange Ratio of 0.4347 which will not be reached because SFP employee stock options have been exercised since December 31, 1994 and the anticipated timing of the consummation of the Merger will limit the time available to make repurchases. Through June 30, 1995, SFP has repurchased approximately 2.3 million shares at an average cost of approximately $22.40 per share. The effect of these repurchases, after adjusting for SFP employee stock options exercised since December 31, 1994, was to increase the Exchange Ratio to 0.4073 of a share of BNI common stock for each outstanding share of SFP common stock at June 30, 1995. SFP has met certain performance and financial criteria under the Merger Agreement and Credit Facility and, therefore, is allowed to repurchase additional shares up to an aggregate amount of approximately $36 million in the third quarter. While SFP intends to continue repurchases of shares during the third quarter, there can be no assurances that the permitted repurchases will be completed.

            The consummation of the Merger is subject to various conditions, including approval by the Interstate Commerce Commission ("ICC"). At its July 20, 1995, voting conference, the ICC voted to approve the Merger. In accordance with its procedural schedule, the ICC is expected to issue its formal, written decision by August 23, 1995. The ICC's written decision will specify the effective date of the decision. Depending on the effective date of the ICC decision and the absence of any action to delay or otherwise stay effectiveness, it is possible that the Merger could be consummated as early as the end of the third quarter 1995. Based on the voting conference, the ICC's written decision will place certain limited conditions on the Merger, primarily relating to allowing other carriers to operate on specific portions of tracks of The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe Railway") or Burlington Northern Railroad Company. Given their limited nature, these conditions are not expected to have an adverse effect on the anticipated benefits of the Merger.

            As permitted by the Merger Agreement, BNI and SFP intend to effect the Merger through the use of a holding company and have established BNSF Corporation ("Holdings") for this purpose. Holdings is jointly and equally owned by BNI and SFP. Under this structure (the "Alternative Merger"): (1) Holdings will create two new wholly owned subsidiaries, cause one of the subsidiaries to merge into BNI, and cause the other to merge into SFP; (2) each holder of BNI common stock will receive one share of common stock, par value $0.01 per share, of Holdings ("Holdings Common Stock") for each share of BNI common stock; and (3) each holder of SFP common stock will receive a minimum of 0.40 of a share of Holdings Common Stock for each share of SFP common stock based on the Exchange Ratio. The rights of a stockholder of Holdings will be substantially identical to the rights of a stockholder of BNI, and the Alternative Merger will have the same economic effect on the stockholders of SFP and BNI as the Merger of SFP with and into BNI.

        (f) During the first quarter of 1995, SFP borrowed $1.0 billion under the Credit Facility. Proceeds of $760 million from the borrowing were used by SFP to purchase 38 million shares of SFP common stock pursuant to the terms of the Tender Offer. The repurchased shares are reflected within treasury stock in the accompanying consolidated balance sheet. The remaining proceeds were used by SFP to repay SFP's $200 million 12.65% senior notes maturing 1998-2000 ("Senior Notes"), plus the costs associated with the retirement. These costs, totaling $40.0 million pre-tax, included $37.0 million for the premium attributable to the early retirement of the Senior Notes and $3.0 million for the write-off of related unamortized debt issue costs. These costs, net of applicable income tax benefits of $15.7 million, have been presented in the accompanying consolidated statement of operations as an extraordinary charge.

            During the first quarter, the Credit Facility was amended:
            (i) to reduce potential borrowings available to SFP from $1.56 billion to $1.36 billion; (ii) to reduce the interest rates applicable to borrowings under the Credit Facility by reducing credit spreads and expanding money market borrowing flexibility and; (iii) to reduce SFP's hedging requirements for interest rate protection to a minimum of $400 million of outstanding borrowings. SFP has outstanding $200 million of fixed-rate debt which is considered interest rate protection under the Credit Facility. Additionally, SFP has entered into seven interest rate swap transactions with a total notional principal amount of $200 million. The interest rate swaps mature from December 1996 through December 1998 and were entered into to match maturities under the Credit Facility. The interest rate swap transactions require payment of a fixed interest rate of approximately 7.6%, and the receipt of a variable interest rate based on LIBOR. The fair value of the swap transactions at June 30, 1995, was an unrealized loss of approximately $7.3 million.

            At June 30, 1995, SFP had also entered into five interest rate swap transactions with a total notional principal amount of $150 million, for the purpose of establishing rates in anticipation of an expected future debt issuance. These swap transactions, which mature in December 2005, call for payment of a fixed interest rate of 6.5%, and the receipt of a variable interest rate based on LIBOR. Any realized gain or loss upon closing of these swap transactions will be amortized as an adjustment to interest expense over the term of the related debt. The fair value of the swap transactions at June 30, 1995, was an unrealized gain of approximately $1.3 million.

        (g) At June 30, 1995, Santa Fe Railway had entered into various commodity swap and collar transactions with several counterparties covering approximately 110 million gallons of diesel fuel in 1995 which is anticipated to cover approximately 55% of remaining 1995 fuel purchases. Through swap arrangements, Santa Fe Railway has hedged approximately 80 million gallons at an average price of 49 cents per gallon. Additionally, approximately 30 million gallons have been hedged through collar arrangements which allow the price to float between average floor and ceiling prices of 45 cents and 50 cents, respectively. These prices do not include taxes, fuel handling costs and any differences which may occur from time to time between the prices of commodities hedged and the purchase price of Santa Fe Railway's diesel fuel. The fair value of Santa Fe Railway's fuel hedging transactions at June 30, 1995, was an unrealized loss of $2.7 million.

            The effect of the Company's fuel hedging activities was to decrease operating expense by $0.7 million for the three months ended June 30, 1995, and to increase operating expense by $0.5 million for the three months ended June 30, 1994; and increase operating expense by $0.5 million and $3.4 million for the six months ended June 30, 1995 and 1994, respectively.

        (h) In September 1994, SFP distributed its remaining interest in Santa Fe Pacific Gold Corporation ("SFP Gold") to SFP shareholders. SFP Gold operations for 1994 are reflected as discontinued operations. Revenues from discontinued operations for the three and six months ended June 30, 1994, were $93.5 million and $177.8 million, respectively.

        (i) SFP is a party to a number of legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters and personal injury claims. While the final outcome of these items cannot be predicted with certainty, considering among other things the meritorious legal defenses available, it is the opinion of SFP management that none of these items, when finally resolved, will have a material adverse effect on the annual results of operations, financial position or liquidity of SFP, although an adverse resolution of a number of these items in a single year could have a material adverse effect on the results of operations for that year.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders, Chairman and Board of Directors of Santa Fe Pacific Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Santa Fe Pacific Corporation and subsidiary companies at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
Note 18 to the consolidated financial statements includes a description of a change in the method of accounting for postretirement and postemployment benefits other than pensions effective January 1, 1992.



/s/ Price Waterhouse LLP
Price Waterhouse LLP

Kansas City, Missouri
February 21, 1995

                                             SANTA FE PACIFIC CORPORATION  |  19

CONSOLIDATED STATEMENT OF OPERATIONS

Santa Fe Pacific Corporation and Subsidiary Companies

----------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31,
                                                                        ----------------------------------------
        (In millions, except per share data)                                1994            1993            1992
================================================================================================================
Operating Revenues                                                      $2,680.9        $2,409.2        $2,251.7
----------------------------------------------------------------------------------------------------------------
Operating Expenses
    Compensation and benefits                                              835.7           799.8           798.8
    Contract services                                                      395.6           321.7           276.9
    Fuel                                                                   252.7           239.1           205.5
    Equipment rents                                                        248.2           229.4           186.0
    Depreciation and amortization                                          200.5           188.4           180.8
    Materials and supplies                                                 118.8           127.7           127.5
    Other                                                                  200.5           185.4           178.6
    Rail special charge                                                       --              --           320.4
----------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                         2,252.0         2,091.5         2,274.5
----------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                                    428.9           317.7           (22.8)
Equity in Earnings of Pipeline Partnership                                  34.6            18.6            24.1
Interest Expense                                                           121.9           133.4           164.5
Gain on Sale of California Lines                                              --           145.4           204.9
Other Income (Expense)--Net                                                  9.5             5.8            (0.3)
----------------------------------------------------------------------------------------------------------------
Income From Continuing Operations Before Income Taxes                      351.1           354.1            41.4
Income Taxes                                                               151.7           176.7            20.3
----------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                          199.4           177.4            21.1
Income from Discontinued Operations, Net of Income Taxes                    23.1           161.4            42.4
Extraordinary Charge on Early Retirement of Debt, Net of Income Taxes         --              --            (5.0)
Cumulative Effect of a Change in Accounting for Postretirement and
  Postemployment Benefits, Net of Income Taxes                                --              --          (163.0)
----------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                       $  222.5        $  338.8        $ (104.5)
================================================================================================================
Income (Loss) Per Share of Common Stock
    Continuing Operations                                               $   1.05        $   0.95        $   0.11
    Discontinued Operations                                                 0.12            0.86            0.23
    Extraordinary Charge                                                      --              --           (0.03)
    Cumulative Effect of a Change in Accounting                               --              --           (0.88)
----------------------------------------------------------------------------------------------------------------
    Net Income (Loss)                                                   $   1.17        $   1.81        $  (0.57)
================================================================================================================
Average Number of Common and Common Equivalent Shares                      190.8           187.2           184.8
================================================================================================================

    (See notes to consolidated financial statements)

20  |  SANTA FE PACIFIC CORPORATION

CONSOLIDATED BALANCE SHEET

Santa Fe Pacific Corporation and Subsidiary Companies

                                                                                         December 31,
                                                                                       -------------------
(In millions)                                                                              1994       1993
----------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash and cash equivalents, at cost which approximates market                         $  176.4   $   70.3
  Accounts receivable, less allowances                                                     62.0       96.1
  Materials and supplies                                                                   95.3       92.3
  Note receivable--current                                                                 36.2       72.5
  Current portion of deferred income taxes                                                 98.6       99.3
  Other                                                                                    25.2       27.2
----------------------------------------------------------------------------------------------------------
      Total current assets                                                                493.7      457.7
----------------------------------------------------------------------------------------------------------
Note Receivable                                                                              --       36.2
Other Long-Term Assets                                                                    337.9      323.3
----------------------------------------------------------------------------------------------------------
Properties, Plant and Equipment                                                         6,291.8    5,886.1
    Less--accumulated depreciation and amortization                                     1,550.5    1,577.7
----------------------------------------------------------------------------------------------------------
Net properties                                                                          4,741.3    4,308.4
----------------------------------------------------------------------------------------------------------
Net Assets of Discontinued Operations                                                        --      248.4
----------------------------------------------------------------------------------------------------------
Total Assets                                                                           $5,572.9   $5,374.0
----------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable and accrued liabilities                                             $  724.8   $  669.8
  Long-term debt due within one year                                                      203.6      184.7
----------------------------------------------------------------------------------------------------------
      Total current liabilities                                                           928.4      854.5
----------------------------------------------------------------------------------------------------------
Long-Term Debt Due After One Year                                                       1,067.4      991.1
Postretirement Benefits Liability                                                         258.1      284.7
Rail Restructuring Liability                                                              171.1      257.8
Other Long-Term Liabilities                                                               699.1      601.7
Deferred Income Taxes                                                                   1,191.9    1,115.9
----------------------------------------------------------------------------------------------------------
Total Liabilities                                                                       4,316.0    4,105.7
----------------------------------------------------------------------------------------------------------
Commitments and Contingencies (See Notes 2, 14 and 15)
----------------------------------------------------------------------------------------------------------
Shareholders' Equity
  Common stock, $1 par value, shares authorized, 600.0 million; 1994 shares issued and outstanding, 190.0 million and 188.3 million; 1993 shares issued and outstanding,
    190.0 million and 185.6 million                                                       190.0      190.0
  Paid-in capital                                                                         825.8      869.7
  Retained income                                                                         290.5      340.3
  Treasury stock, at cost                                                                 (49.4)    (131.7)
----------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                        1,256.9    1,268.3
----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                             $5,572.9   $5,374.0
----------------------------------------------------------------------------------------------------------

                (See notes to consolidated financial statements)



                                             SANTA FE PACIFIC CORPORATION  |  21

CONSOLIDATED STATEMENT OF CASH FLOWS

Santa Fe Pacific Corporation and Subsidiary Companies

                                                                          Year Ended December 31,
                                                                        -----------------------------
(In millions)                                                             1994      1993      1992
-----------------------------------------------------------------------------------------------------
Operating Activities
 Net income (loss)                                                      $ 222.5   $ 338.8    $(104.5)
 Adjustments to reconcile net income (loss) to operating cash flows:
  Income from discontinued operations, net of income taxes                (23.1)   (161.4)     (42.4)
  Depreciation and amortization                                           200.5     188.4      180.8
  Deferred income taxes                                                   100.7     139.0       53.0
  Cumulative effect of a change in accounting for postretirement and
   postemployment benefits, net of income taxes                               -         -      163.0
  Rail special charge                                                         -         -      320.4
  Rail restructuring costs paid                                           (64.4)    (80.9)    (118.9)
  Imputed interest expense                                                 20.7      26.6       23.3
  Gain on sales of property, plant and equipment                           (6.2)   (156.0)    (218.7)
  Other--net                                                              (57.7)    (22.4)     (20.0)
  Changes in Working Capital:
   Accounts receivable:
    Sale of accounts receivable--net                                       50.0         -       12.0
    Other changes                                                         (15.9)    (25.3)     (19.5)
   Materials and supplies                                                  (3.0)     (3.6)     (11.2)
   Accounts payable and accrued liabilities                                55.0      51.6       40.0
   Other                                                                   (3.0)      1.3       (6.7)
-----------------------------------------------------------------------------------------------------
 Net Cash Provided By Operating Activities--Continuing Operations         476.1     296.1      250.6
 Discontinued Operations--net                                              54.3      67.7       79.0
-----------------------------------------------------------------------------------------------------
 Net Cash Provided By Operating Activities                                530.4     363.8      329.6
-----------------------------------------------------------------------------------------------------
Investing Activities
 Cash used for capital expenditures                                      (461.5)   (381.5)    (256.0)
 Proceeds from the sale of property, plant and equipment                   16.2     247.6      319.0
 Other--net                                                                81.0      70.3       43.8
 Discontinued Operations--net                                             (49.4)    (99.8)     (68.2)
-----------------------------------------------------------------------------------------------------
 Net Cash Provided By (Used For) Investing Activities                    (413.7)   (163.4)      38.6
-----------------------------------------------------------------------------------------------------
Financing Activities
 Proceeds from borrowings                                                 232.0       6.5          -
 Principal payments on borrowings                                        (255.9)   (242.6)    (407.5)
 Cash dividends paid                                                      (18.7)    (18.5)     (18.2)
 Other--net                                                                23.4      20.7       16.0
 Discontinued Operations--net                                               8.6      41.7       (4.6)
-----------------------------------------------------------------------------------------------------
 Net Cash Used For Financing Activities                                   (10.6)   (192.2)    (414.3)
-----------------------------------------------------------------------------------------------------
Increase (Decrease) In Cash and Cash Equivalents                          106.1       8.2      (46.1)
Cash and Cash Equivalents:
 Beginning of year                                                         70.3      62.1      108.2
-----------------------------------------------------------------------------------------------------
 End of year                                                            $ 176.4   $  70.3    $  62.1
-----------------------------------------------------------------------------------------------------
 (See notes to consolidated financial statements)

22  |  SANTA FE PACIFIC CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Santa Fe Pacific Corporation and Subsidiary Companies

--------------------------------------------------------------------------------------------------------------------------
                                                     Shares of    Shares of
                                                        Common     Treasury     Common    Treasury      Paid-In   Retained
  (Shares in thousands) (Dollars in millions)            Stock        Stock      Stock       Stock      Capital     Income
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1991                              190,021       10,209     $190.0     $(309.2)    $1,013.5    $ 142.6
  1992 net loss                                              -            -          -           -            -     (104.5)
  Cash dividends declared                                    -            -          -           -            -      (18.2)
  Exercise of stock options                                  -       (1,995)         -        60.5        (46.4)         -
  Other                                                      -          (20)         -         0.6         (0.4)         -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                              190,021        8,194     $190.0     $(248.1)    $  966.7    $  19.9
  1993 net income                                            -            -          -           -            -      338.8
  Cash dividends declared                                    -            -          -           -            -      (18.5)
  Exercise of stock options                                  -       (3,231)         -        97.1        (73.8)         -
  Issuance of restricted stock                               -         (777)         -        23.2        (23.2)         -
  Other                                                      -          224          -        (3.9)           -        0.1
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                              190,021        4,410     $190.0     $(131.7)    $  869.7    $ 340.3
  1994 net income                                            -            -          -           -            -      222.5
  Cash dividends declared                                    -            -          -           -            -      (18.7)
  Distribution of gold subsidiary                            -            -          -           -            -     (253.6)
  Exercise of stock options                                  -       (2,574)         -        78.8        (50.2)         -
  Other                                                      -         (116)         -         3.5          6.3          -
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                              190,021        1,720     $190.0     $ (49.4)    $  825.8    $ 290.5
==========================================================================================================================

Note: SFP has authorized common stock of 600 million shares with a par value of $1.00. Also authorized are 200 million shares of preferred stock with a par value of $1.00, none of which was outstanding at December 31, 1994.

  (See notes to consolidated financial statements)




                                           SANTA FE PACIFIC CORPORATION  |  23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Santa Fe Pacific Corporation and Subsidiary Companies

Note 1: Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Santa Fe Pacific Corporation and subsidiary companies (SFP or Company) that are majority owned and controlled, directly or indirectly, by SFP. The principal subsidiary is The Atchison, Topeka and Santa Fe Railway Company (Santa Fe Railway). All significant intercompany transactions have been eliminated.

Reclassifications

Certain comparative prior year amounts in the consolidated financial statements and notes have been reclassified to conform with the current year presentation.

Statement of Cash Flows

SFP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. In addition to amounts reported as "Cash Used for Capital Expenditures", SFP had non-cash capital expenditures totaling $182.8 million, $157.6 million, and $9.5 million in 1994, 1993, and 1992, respectively. Non-cash capital expenditures consist principally of directly financed equipment acquisitions and reimbursed projects.

Materials and Supplies

Material and supply inventories are valued at the lower of cost (average or first-in, first-out) or market.

Note Receivable

The note receivable included in the consolidated balance sheet relates to the sale of a subsidiary in 1986. Principal payments of $72.5 million were received in both 1994 and 1993. Remaining proceeds to be received from the note are $36.2 million in 1995.

Properties, Plant and Equipment

Properties, plant and equipment are stated at cost and include capitalized interest incurred during construction of $7.3 million in 1994, $8.2 million in 1993 and $3.7 million in 1992. Additions and replacements are capitalized. Expenditures for maintenance and repairs are charged to income. Upon normal sale or retirement of depreciable railroad property, cost less net salvage is charged to accumulated depreciation and no gain or loss is recognized. Depreciation is computed using the straight-line method over the estimated service life of the asset. The weighted average annual depreciation rate in effect at December 31, 1994 was 2.8% for track structure, 5.0% for equipment and 2.1% for other road properties.

Revenue Recognition

Rail revenue is recognized when freight is received from the shipper with a corresponding accrual of the direct costs to complete delivery of the freight-in-transit.

Note 2: Merger Activities

SFP signed an agreement to merge with Burlington Northern Inc. (BNI) (the Merger) pursuant to an Agreement and Plan of Merger dated June 29, 1994, as amended (the Merger Agreement). The Merger was approved by SFP and BNI shareholders on February 7, 1995, and in accordance with the Merger Agreement, BNI and SFP conducted a tender offer to purchase a total of 63 million shares of SFP common stock at a price of $20 per share (the Tender Offer). Between the Tender Offer and consummation of the Merger, SFP has the right to purchase an additional 10 million shares, subject to certain limitations of the Merger Agreement and the SFP Credit Facility (defined below). At Merger consummation, each remaining outstanding share of SFP common stock will be converted into at least 0.40 of a share of BNI common stock (the Exchange Ratio) in a tax-free exchange. The Exchange Ratio will depend on the number of shares purchased by SFP between the Tender Offer and Merger consummation as well as the number of SFP stock options which are exercised prior to consummation of the Merger. The Merger Agreement provides for a maximum Exchange Ratio of 0.4347; however, as SFP stock options have been exercised since December 31, 1994, the Exchange Ratio will be less than the maximum. The consummation of the Merger is subject to various conditions, including approval by the Interstate Commerce Commission
(ICC).

  Under current law, the ICC has a maximum of 31 months to approve the Merger after the application is filed; however, the ICC had previously established a 535 day schedule for a final decision from the filing date of the ICC application, which occurred on October 13, 1994. This schedule was held in abeyance until the shareholders' vote on the Merger. The ICC recently requested comments on a proposed 180-day schedule for the review of railroad mergers and specifically asked for comments on whether the new schedule should apply to the BNI-SFP merger. BNI and SFP have asked the ICC to apply a 165-day schedule to the Merger. The ICC has the matter under consideration, and it has not yet rendered a decision. Currently, there can be no assurance that the ICC will issue a decision on the Merger any sooner than the 31-month period permitted by law.

  Under the terms of the Tender Offer, SFP purchased 38 million shares of SFP common stock and BNI purchased 25 million shares of SFP common stock. In connection with the Tender Offer, SFP has obtained a bank loan facility (Credit Facility) up to $1.56 billion which consists of a $1 billion term loan, a $310 million revolving credit facility and a $250 million revolving credit facility. On February 21, 1995, SFP borrowed $760 million under the term loan to purchase the 38 million shares of SFP common stock. SFP intends to borrow up to an additional $350 million in 1995, which will be used in part to retire SFP's $200 million 12.65% senior notes maturing 1998-2000, including any costs associated with such retirement. The debt repayment is expected to result in an after-tax extraordinary charge for the early retirement of debt of approximately $20 million.

  If the Tender Offer and related financing activities had been completed at December 31, 1994, SFP's long-term debt would have increased by up to $910 million and SFP's stockholders' equity would have decreased by approximately $780 million. SFP's total debt to total capitalization ratio would have increased from 50% to approximately 82%.

  Borrowings under the Credit Facility are based on variable interest rates (e.g., LIBOR or prime) plus a credit spread which varies based on the financial performance of the Company. The variable rate plus the credit spread was approximately 7.6% on February 21, 1995. Terms of the Credit Facility also require SFP to enter into interest rate hedging transactions for two-thirds of outstanding borrowings under the term loan or up to $667 million to protect against increases in interest rates. As of February 21, 1995 the Company had entered into various interest rate swap transactions with a total notional principal amount of $200 million. The interest rate swaps mature from December 1996 through





24  |  SANTA FE PACIFIC CORPORATION

December 1998 and were entered into to match maturities under the term loan. The interest rate swaps require payment of a fixed interest rate of approximately 7.6% and the receipt of a variable interest rate based on LIBOR. The transactions will be settled quarterly and will be recognized as a component of interest expense as incurred.

  Repayment terms of outstanding borrowings under the Credit Facility are as follows: (i) the $1 billion term loan requires repayment of $50 million in 1996, $100 million in both 1997 and 1998, $150 million in 1999, $200 million in 2000 and $400 million in 2001; (ii) outstanding borrowings under the $310 million revolving credit facility are payable at the earliest of (a) December 31, 1997,
(b) six months after ICC approval of the Merger or (c) six months after termination of the Merger Agreement; and (iii) outstanding borrowings under the $250 million revolving credit facility are payable on December 31, 1999. SFP pays commitment fees of 0.3% per annum on the unused portion of the revolving credit facilities. The use of borrowings under the term loan are generally restricted; however, up to $360 million of the revolving credit facilities can be used by SFP for working capital needs and other general corporate purposes. The Credit Facility contains various covenants including: limitations on indebtedness, dividends and stock repurchases; maintenance of various financial ratios; and certain restrictions related to the disposition of assets. After the Tender Offer and related financing activities it is anticipated that SFP will not pay any cash dividends in the foreseeable future.

  Subject to the limitations set forth in the Merger Agreement and the Credit Facility, repurchases of up to an additional 10 million shares of SFP common stock after the Tender Offer and before the Merger, including the amount and timing of any such repurchases, will be in the sole discretion of SFP. Accordingly, although SFP anticipates that at least $50 million would be available for repurchases under the terms of the Credit Facility in 1995, there can be no assurance that SFP will make any repurchases. To have the $50 million available for repurchases, SFP would have to comply with the minimum capital expenditure and maximum total debt provisions of the Merger Agreement. If regulatory approval of the Merger is expedited, as discussed above, it is likely that the number of shares SFP would repurchase would be less than if regulatory approval is not expedited.

Note 3: Discontinued Operations

In June 1994, Santa Pacific Gold Corporation (SFP Gold), SFP's gold subsidiary, completed an initial public offering of 14.6% of its common stock. Approximately 19 million shares were sold at a price of $14 per share resulting in net proceeds of $250.3 million, the majority of which was used for the repayment of outstanding debt at SFP Gold. SFP distributed its remaining 85.4% interest in SFP Gold to SFP shareholders and SFP Gold became a separate, independent entity on September 30, 1994. Holders of record of SFP common stock received a distribution of one share of common stock of SFP Gold for every approximately 1.7 shares of SFP common stock held. Under a ruling obtained from the Internal Revenue Service, the distribution was tax-free to SFP shareholders.

  Income from discontinued operations in 1994, 1993 and 1992 was as follows:

------------------------------------------------------------------
                                        Year Ended December 31,
                                    ------------------------------
        (In millions)                   1994     1993      1992
------------------------------------------------------------------
Revenues                              $273.7   $298.6    $220.6
------------------------------------------------------------------
Income before income taxes              44.2    296.1      63.1
Income taxes                            21.1    134.7      20.7
------------------------------------------------------------------
Income from discontinued operations   $ 23.1   $161.4    $ 42.4
==================================================================

  Income from discontinued operations in 1994 includes SFP's portion of SFP Gold's results of operations through September 30, 1994, net of transaction and other costs related to the distribution. In June 1993, SFP Gold closed an asset exchange with Hanson Natural Resources Company (Hanson). SFP Gold received certain gold assets of Hanson, and Hanson acquired essentially all coal and aggregate assets of SFP Gold. The exchange was recorded as a purchase of assets, and the results from the gold assets were reflected in income prospectively from the date of closing. Income from discontinued operations for 1993 includes an after tax gain on the exchange of $108.3 million.

Note 4: Gain on Sale of California Lines

In November 1992, Santa Fe Railway announced it would sell approximately 340 miles of rail lines and property to eight southern California transportation agencies. Santa Fe Railway received both cash and relief of obligations to reimburse certain state and county agencies for capital improvements previously paid for by the agencies and the State of California. Santa Fe Railway retained all rights necessary for its freight operations in southern California. The transportation agencies plan to use these facilities for commuter lines.

   The sale encompassed three separate closings which occurred in December 1992, March 1993, and June 1993. Santa Fe Railway received cash proceeds of $226.9 million in 1993 and $255.0 million in 1992, resulting in pre-tax gains of $145.4 million and $204.9 million in 1993 and 1992, respectively. Both of the gains recognized are net of the cost of the properties and other expenses of the sale. The 1993 gain is net of an obligation retained by Santa Fe Railway, which under certain conditions requires the repurchase of a portion of the properties for $50 million. Proceeds of $126.0 million were used to retire debt related to discontinued operations in 1993; and proceeds of $201.0 million were used to retire debt in 1992 (see Note 12: Long-Term Debt).

Note 5: Rail Special Charge

During 1992, Santa Fe Railway recorded a $320.4 million pre-tax special charge, which included provisions of approximately $253 million for restructuring and $67 million for environmental (see Note 15: Environmental and Other Contingencies).

   Approximately $149 million of the restructuring charge related to a 1992 eastern lines crew consist agreement and revised estimates related to a previous agreement. The agreement provided for further reductions in average crew size on through freight trains, and elimination of productivity payments which were required when reduced crews were used. This agreement, when combined with a similar agreement reached earlier with trainmen on the other half of the system, provides for through trains generally to operate with two person crews.

  The agreement covers approximately 2,000 employees. Costs of the agreement provided for in the charge relate to a signing bonus of $10,000 per employee, the present value of a $65,000 deferred benefit per employee payable upon separation or retirement and the present value of reserve board costs. Reserve board costs represent wages paid to employees rendered excess due to reduced crews. When on reserve board status, employees are removed from active service and receive a percentage of their normal wages. Eastern line reserve boards initially contained approximately 500 members and have declined significantly over time through attrition, recall to work, and other factors.

  The restructuring charge also included approximately $73 million related to centralization. In 1992, Santa Fe Railway decided to centralize many operating support functions. Centralization began in late 1992 and by the fall of 1993, Santa Fe Railway had centralized train




                                          SANTA FE PACIFIC CORPORATION  |  25
dispatching, crew planning and fleet management in Schaumburg, Illinois; crew management, customer service and mechanical (equipment) administration in Topeka, Kansas; and other administrative and operating support functions in Kansas City, Kansas. The charge provided for the cost of approximately 700 relocations, reductions of 600 administrative and clerical positions, and abandonment of facilities. Most of the costs of centralization have been paid.

  Additionally, the restructuring charge included approximately $31 million for other cost saving initiatives, including an adjustment of accruals established for other operating craft labor agreements reached in prior periods.

  In the fourth quarter of 1994, based upon a review of the adequacy of the restructuring reserve as well as an actuarial review of Santa Fe Railway's liability for personal injury claims, the Company reduced the restructuring reserve by approximately $30 million and increased the personal injury reserve by approximately $30 million. The restructuring over accrual primarily resulted from lower than anticipated reserve board levels due to higher business volumes while the higher personal injury reserve requirement primarily resulted from greater actuarial loss development partially offset by reduced employee injuries. At December 31, 1994, the balance of the restructuring liability was $218.7 million. The majority of the balance represents the present value of future deferred benefit payments related to the 1992 eastern lines agreement and similar agreements reached in and accrued for in prior years. Restructuring costs paid were $64.4 million in 1994, $80.9 million in 1993 and $118.9 million in 1992. In 1995, the Company expects payments of approximately $50 million. Future payments will decline over time; however, certain separation benefits will not be paid until employee retirement. Santa Fe Railway has obtained letters of credit of approximately $13 million supporting certain of its obligations under labor agreements.

Note 6: Pipeline Partnership

A wholly owned subsidiary of SFP, SFP Pipeline Holdings, Inc. (Pipeline Holdings), through its wholly owned subsidiary, holds an aggregate 44% common unit ownership in Santa Fe Pacific Pipeline Partners, L.P. (Pipeline Partnership), a Delaware limited partnership. This interest is held through a 2% general partner interest and a 42% limited partner interest. The Company accounts for its interest in the partnership under the equity method. Other long-term assets include $71.7 million and $61.5 million at December 31, 1994 and 1993, respectively, for SFP's investment in the Pipeline Partnership.

  Pipeline Holdings also issued the Pipeline Exchangeable Debentures (Pipeline Debentures) (see Note 12: Long-Term Debt) which are traded on the New York Stock Exchange and under certain circumstances can be exchanged for common units that represent SFP's 42% limited partnership interest in the Pipeline Partnership. Interest on the Pipeline Debentures is paid quarterly and is equal to the greater of (a) distributions of cash from operations declared by the Pipeline Partnership for the quarter on the number of common units for which the Pipeline Debentures are then exchangeable or (b) 2% of the unpaid Pipeline Debentures principal balance.

  SFP, through its wholly owned subsidiaries, received annual cash distributions from the Pipeline Partnership of $25.1 million in 1994, 1993 and 1992. $22.8 million of these distributions was used in each of these years to pay interest costs on the Pipeline Debentures.

  The following table sets forth selected financial data for the Pipeline
Partnership:

      Year ended December 31,            1994       1993        1992
--------------------------------------------------------------------
(In millions, except per unit data)
Statement of Operations Data
  Total revenues                       $228.1     $219.5     $205.0
  Operating income                      111.0       78.3(1)    91.4(1)
  Interest expense                       37.6       37.1       36.9
  Income before cumulative
   effect of accounting change           76.9       41.6       54.1
  Cumulative effect of
   accounting change                        -          -      (16.4)(2)
  Net income                             76.9       41.6       37.7
Per Unit Data
  Income before accounting
   change                              $ 3.93     $ 2.13     $ 2.77
  Cumulative effect of
   accounting change                        -          -       (.84)(2)
  Net income                             3.93       2.13       1.93
  Cash distributions per unit            2.80       2.80       2.80

            December 31,                   1994         1993
--------------------------------------------------------------------
Balance Sheet Data
  Total current assets                    $ 87.8       $ 67.7
  Net properties, plant and equipment      613.0        616.6
  Total assets                             714.8        697.0
  Total current liabilities                 31.8         35.6
  Long-term debt                           355.0(3)     355.0(3)
  Total partners' capital                  288.0        265.9
====================================================================

(1) 1993 includes a $15 million special environmental charge and a $12 million special litigation charge. 1992 includes a $10 million special environmental charge.
(2) Reflects a change in accounting for postretirement and postemployment benefits.
(3) Pipeline Holdings is contingently liable for $355.0 million of Pipeline Partnership long-term debt.

Note 7: Other Income (Expense)--Net

Other income (expense)--net consisted of the following:

         (In millions)                 1994       1993     1992
----------------------------------------------------------------
Real estate activities                $ 12.1     $ 19.4   $ 23.9
Interest income                          5.4       11.7     17.8
Corporate administrative expenses      (24.8)     (22.4)   (22.3)
Accounts receivable fees               (12.1)      (8.3)    (9.4)
Curtailment gain-postretirement
 benefits                               28.1(1)       -        -
Gain on sale of investment              23.7          -        -
Arbitration/litigation settlements      (1.7)      21.6        -
Merger related costs                   (15.8)         -        -
Other--net                              (5.4)     (16.2)   (10.3)
----------------------------------------------------------------
Total                                 $  9.5     $  5.8   $ (0.3)
================================================================

(1) Gain resulting from a change in eligibility requirements related to postretirement benefits. (See Note 17: Other Postretirement Benefits).

Note 8: Income Taxes

The provision for income taxes applicable to continuing operations consisted of the following:

 (In millions)      1994      1993      1992
---------------------------------------------
Current:
  Federal          $ 46.3    $ 33.5    $(32.0)
  State               4.7       4.2      (0.7)
---------------------------------------------
     Total Current   51.0      37.7     (32.7)
---------------------------------------------
Deferred:
  Federal            84.6     124.6      40.7
  State              16.1      14.4      12.3
---------------------------------------------
     Total Deferred 100.7     139.0      53.0
---------------------------------------------
     Total         $151.7    $176.7    $ 20.3
=============================================

26 | SANTA FE PACIFIC CORPORATION

  Income taxes from continuing operations as reflected in the consolidated statement of operations differ from the amounts computed by applying the statutory federal corporate tax rate to income from continuing operations as follows:

            (In millions)                 1994    1993   1992
-------------------------------------------------------------
Federal income tax at statutory rate
 (35% in 1994-1993, 34% in 1992)        $122.9  $123.9  $14.1
Increase (decrease) in taxes
 resulting from:
 State income taxes, net of
  federal benefit                         13.5    12.1    7.7
 1% increase in federal tax rate             -    23.5      -
 Other                                    15.3    17.2   (1.5)
-------------------------------------------------------------
 Total                                  $151.7  $176.7  $20.3
-------------------------------------------------------------

  The Omnibus Budget Reconciliation Act of 1993 resulted in an increase in the maximum corporate federal income tax rate from 34% to 35%, retroactive to January 1, 1993. SFP recorded additional income tax expense of $23.5 million, representing the impact of the 1% rate increase on SFP's net beginning of year deferred income tax liability.

  Principal temporary differences that gave rise to the net deferred tax liability at December 31, 1994 and 1993 were as follows:

                 (In millions)                          1994        1993
------------------------------------------------------------------------
Deferred tax debits:
 Accrued liabilities not deductible until paid:
  Casualty and environmental                       $   131.8   $   114.8
  Postretirement benefits                              105.3       110.8
  Restructuring                                         86.0       119.5
  Other                                                109.7       124.2
 Non-expiring AMT credit carryforwards                 108.6        93.7
 Other                                                  12.8        13.5
------------------------------------------------------------------------
 Subtotal                                          $   554.2   $   576.5
------------------------------------------------------------------------
Deferred tax credits:
 Depreciation                                      $(1,443.6)  $(1,267.4)
 Condemnation sales                                   (128.2)     (211.8)
 Other                                                 (75.7)     (113.9)
------------------------------------------------------------------------
 Subtotal                                          $(1,647.5)  $(1,593.1)
------------------------------------------------------------------------
  Net deferred tax liability                       $(1,093.3)  $(1,016.6)
------------------------------------------------------------------------

  During 1994, 1993 and 1992, SFP made income tax payments, net of refunds, of $69.4 million, $23.9 million and $8.2 million, respectively.

  SFP's federal income tax returns have been examined through 1990. All years prior to 1981 are closed. Issues relating to the years 1981-1990 are being contested through various stages of administrative appeal. In addition, SFP and its subsidiaries have various state income tax returns in the process of examination, administrative appeal or litigation. Management believes that adequate provision has been made for any adjustment that might be assessed for open years through 1994.

Note 9: Accounts Receivable

In December 1994, a special purpose subsidiary of Santa Fe Railway sold, with limited recourse, variable rate certificates which mature in December 1999 evidencing undivided interests in an accounts receivable master trust. The master trust's assets include an ownership interest in a revolving portfolio of Santa Fe Railway's accounts receivable which are used to support the certificates. At December 31, 1994, $275 million of certificates sold were outstanding and were supported by receivables in the master trust of $354 million. A maximum of $300 million of certificates can be sold if the master trust balance is increased by receivables which are eligible for sale. Santa Fe Railway has retained the collection responsibility with respect to the accounts receivable held in trust. Santa Fe Railway is exposed to credit loss related to collection of accounts receivable to the extent that the amount of receivables in the master trust exceeds the amount of certificates sold.

  The proceeds from the sale were used to reduce the amount of accounts receivable sold under a previous agreement which expired in December 1994. The amount of accounts receivable sold under the previous agreement was $225 million at December 31, 1993. Similar to the prior agreement, costs related to the new agreement vary on a monthly basis and are generally related to certain interest rates. Costs related to accounts receivable sales, which are included in Other Income (Expense)--Net, were $12.1 million, $8.3 million and $9.4 million in 1994, 1993 and 1992, respectively.

  SFP maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable, including accounts receivable sold. Activity in the allowance for doubtful accounts for the three years ended December 31, 1994 was as follows:

       (In millions)                         1994    1993    1992
-----------------------------------------------------------------
Balance at beginning of year                $21.6   $17.3   $22.8
Additions charged to expense                  7.6     7.8     5.7
Deductions                                    6.6     3.5    11.2
-----------------------------------------------------------------
Balance at end of year                      $22.6   $21.6   $17.3
-----------------------------------------------------------------

Note 10: Properties, Plant and Equipment

The major classes of properties, plant and equipment are as follows:

    (In millions)                                1994        1993
-----------------------------------------------------------------
Track structure                             $ 2,506.3   $ 2,326.8
Equipment                                     2,015.1     1,952.6
Other road properties                         1,640.4     1,478.9
Real estate and other                           130.0       127.8
-----------------------------------------------------------------
Total                                         6,291.8     5,886.1
Accumulated depreciation and amortization    (1,550.5)   (1,577.7)
-----------------------------------------------------------------
Net properties                              $ 4,741.3   $ 4,308.4
-----------------------------------------------------------------

Note 11: Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 1994 and 1993 consisted of the following:

        (In millions)                         1994     1993
-----------------------------------------------------------
Accounts and wages payable                  $190.3   $141.8
Accrued claims                               106.4     90.3
Vacations                                     51.5     49.8
Rail restructuring                            47.6     57.8
Taxes other than income taxes                 36.4     34.3
Interest                                      31.9     28.1
Other                                        260.7    267.7
-----------------------------------------------------------
Total                                       $724.8   $669.8
-----------------------------------------------------------

                                             SANTA FE PACIFIC CORPORATION  |  27

Note 12: Long-Term Debt

Long-term debt at December 31, 1994 and 1993 consisted of the following:


----------------------------------------------------------------------
               (In millions)                         1994         1993
======================================================================
Equipment Obligations, weighted average rate
  of 8.6%, maturing from 1995 to 2009            $  498.9     $  478.9
Pipeline Exchangeable Debentures, 10.4%
  (variable), maturing 2010                         219.0        219.0
Senior Notes, 12.65%, maturing from 1998
  to 2000                                           200.0        200.0
Senior Notes, 8.625%, maturing 2004                 100.0            -
Senior Notes, 8.375%, maturing 2001                 100.0            -
Mortgage Bonds, 4%, maturing 1995                    95.8         95.8
Term Loan, 6.3% (variable), maturing 1995            36.2        108.7
Bank Term Loan, (variable)                              -         50.0
Other Obligations, 10.3%, maturing from
  1995-2014                                          38.0         40.2
Debt discount                                       (16.9)       (16.8)
----------------------------------------------------------------------
Total long-term debt                              1,271.0      1,175.8
Due within one year                                (203.6)      (184.7)
----------------------------------------------------------------------
Due after one year                               $1,067.4     $  991.1
======================================================================


In the fourth quarter of 1993, the Company established four related interest rate swap transactions with a total notional principal amount of $100 million, for the purpose of establishing rates in anticipation of a debt issuance under a shelf registration statement. The swap transactions called for the payment of a fixed interest rate of 6.2% which was based upon ten year treasury notes, and the receipt of a variable interest rate. In conjunction with the fourth quarter 1994 issuance of the ten year 8.625% senior notes, the Company closed out the swap transactions which resulted in a gain of $10.9 million. The gain was deferred and will be recognized over the term of the borrowing.

  During 1994, SFP had a $200 million revolving credit facility for general corporate purposes, which was replaced with $250 million and $310 million revolving credit facilities in conjunction with the Tender Offer and related financing activities (see Note 2: Merger Activities). As of December 31, 1994, no borrowings were outstanding under the $200 million revolving credit facility.

  In December 1992, SFP accelerated the repayment of borrowings related to a 1990 litigation settlement. This early debt retirement resulted in an extraordinary charge of $5.0 million, net of applicable tax benefits of $3.0 million, reflecting the write off of unamortized debt discount. The repayment was made using a portion of the 1992 proceeds from Santa Fe Railway's sale of rail lines in southern California (see Note 4: Gain on Sale of California Lines).

  As of December 31, 1994, projected principal repayments of long-term debt in 1995 through 1999, excluding capital leases, are $201.9 million, $45.5 million, $41.9 million, $108.7 million and $103.8 million, respectively. SFP paid interest totaling $102.6 million in 1994, $111.3 million in 1993 and $142.2 million in 1992.

  Most railroad property is subject to liens securing Mortgage Bonds or Equipment Obligations. The payment of cash dividends by SFP is restricted by various debt covenants. Such restrictions vary with levels of income and other factors. Certain other debt agreements of the Company and its subsidiaries include covenants that limit indebtedness and intercompany dividends, require maintaining various financial ratios, and restrict the disposition of assets.

  See Note 2: Merger Activities for a discussion of changes to SFP's long-term debt structure which occurred subsequent to December 31, 1994.

Note 13: Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments at December 31, 1994 and 1993, and the methods and assumptions used to estimate such fair values, are as follows:

Cash and short-term investments

The fair value of cash and short-term investments approximates book value because of the short maturity of those instruments.

Note Receivable

The fair value of the Note Receivable approximates book value since the variable interest rate on the note approximates current interest rates.

Other Investments

SFP maintains various investments of common stock in nonmarketable securities which are accounted for under a cost basis. The carrying value of these investments at December 31, 1994 and 1993 was $45 million and $46 million, respectively, compared with estimated fair values, based on the underlying net assets, of $123 million and $117 million, respectively.

Long-Term Debt

The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates that would be offered to the Company for debt of the same remaining maturities. The carrying value of debt at December 31, 1994 and 1993 was $1,271.0 million and $1,175.8 million, respectively, compared with estimated fair values of approximately $1,359 million and $1,371 million, respectively.

Note 14: Hedging Activities, Leases and Other
Commitments

Hedging Activities

The Company enters into various commodity swap and collar transactions to manage exposure against fluctuations in diesel fuel prices. The Company's fuel hedging transactions are based on commodities established in the futures markets. The prices of these commodities have historically shown a high degree of correlation with the Company's diesel fuel prices. Cash settlements on contracts to hedge fuel prices are made at the end of a quarter and the related gain or loss is included in fuel expense for that quarter. To the extent the Company hedges portions of its fuel purchases, it may not fully benefit from decreases in fuel prices.

  At December 31, 1994, the Company had entered into various commodity swap transactions with several counterparties covering approximately 180 million gallons of diesel fuel which is anticipated to cover approximately 45% of 1995 fuel purchases. These swap arrangements have an average price of 48 cents per gallon. This price does not include taxes, fuel handling costs and any differences that may occur from time to time between the prices of commodities hedged and the purchase price of the Company's diesel fuel. The effect of the Company's fuel hedging activities was to increase operating expense by $4.4 million and $12.4 million in 1994 and 1993, respectively, and to reduce operating expense by $0.9 million in 1992. The effect of the Company's fuel hedging activities since the inception of its fuel hedging program in 1990, has been to increase operating expense by approximately $2 million. The unrealized gain related to the fair market value of the Company's fuel hedging transactions at December 31, 1994 was $1.6 million.

  From time to time, the Company enters into various interest rate hedging transactions for the purpose of managing exposure to fluctuation in interest rates and establishing rates in anticipation of future debt issuances. During 1994, the Company closed out four related interest


28  SANTA FE PACIFIC CORPORATION
rate swap transactions in conjunction with the issuance of debt (see Note 12:
Long-Term Debt). As of December 31, 1994, the Company had no outstanding hedging transactions related to interest rates, although, the Company has subsequently entered into various interest rate transactions in conjunction with the Tender Offer and related financing activities (see Note 2: Merger Activities).

  The Company monitors its hedging positions and the credit ratings of its counterparties and does not anticipate losses due to counterparty non-performance.

Leases

SFP leases certain locomotives, freight cars, trailers, data processing equipment and other property. Future minimum lease payments (which reflect operating leases having non-cancelable lease terms in excess of one year) as of December 31, 1994 are summarized as follows:


--------------------------------------
          (In millions)
======================================
1995                            $ 54.6
1996                              51.9
1997                              40.1
1998                              34.1
1999                              31.8
Later years                      146.4
--------------------------------------
Total minimum payments          $358.9
======================================

  Rental expense for all operating leases related to continuing operations was $103.6 million in 1994, $94.9 million in 1993 and $72.8 million in 1992. Contingent rentals and sublease rentals were not significant.

Other Commitments

Santa Fe Railway has entered into agreements with certain locomotive suppliers to maintain a portion of its locomotive fleet. As of December 31, 1994, these agreements obligate Santa Fe Railway to make minimum annual payments over periods ranging from one to eighteen years. Santa Fe Railway has also entered into haulage agreements with other rail carriers under which it is required to make minimum payments if specified traffic levels are not met. Together, these agreements require minimum annual payments of approximately $80 million in 1995, $76 million in 1996, $75 million in 1997, $74 million in 1998, $73 million in 1999, and $385 million in total thereafter through 2012. Payments under the agreements totaled approximately $103 million, $68 million and $62 million in 1994, 1993 and 1992, respectively.

  In connection with the closing of the sale of rail lines in southern California, Santa Fe Railway has entered into various shared use agreements with the agencies, which require Santa Fe Railway to pay the agencies approximately $6 million annually to maintain track structure and facilities.

Note 15: Environmental and Other Contingencies

Environmental

The Company is subject to extensive regulation under federal, state and local environmental laws covering, for example, discharges to waters, air emissions, toxic substances, and the generation, handling, storage, transportation, and disposal of waste and hazardous materials. These laws and regulations have the effect of increasing the cost and liabilities associated with the operations of the Company. Environmental risks are also inherent in railroad operations which frequently involve transporting chemicals and other hazardous materials.

  Santa Fe Railway expects it will become subject to future requirements regulating air emissions from diesel locomotives that may increase its operating costs. During 1995, the Environmental Protection Agency (EPA) must issue regulations applicable to new locomotive engines. It is anticipated that these regulations will be effective for locomotive engines installed after 1999. Under some interpretations of federal law, older locomotive engines may be regulated by states based on standards and procedures which the State of California ultimately adopts. At this time it is unknown whether California will adopt any locomotive emission standards.

  In addition, many of SFP's land holdings are and have been used for industrial or transportation related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, the Company is now subject and will from time to time continue to be subject to environmental clean-up and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as the "Superfund" law, generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault or the legality of the original conduct, on current and former owners and operators of a site. Accordingly, SFP may be responsible under CERCLA and other federal and state statutes for all or part of the costs to clean up sites at which certain substances may have been released by the Company, its current lessees, former owners or lessees of properties, or other third parties.

  At December 31, 1994, SFP had been named a potentially responsible party (PRP) at seven sites on the EPA's National Priorities List. SFP is also potentially liable for the cost of clean-up at other sites identified by the EPA and other agencies. SFP has identified approximately 125 sites where costs exist for environmental clean-up and monitoring, including some where no claim has been asserted and no agency is currently involved. These sites include, among other things: closed facilities, diesel locomotive repair shops, tie treating plants, fueling facilities and underground storage tanks; property leased or sold to others; and current operating sites.

  Estimates of the Company's ultimate liabilities associated with Superfund and other environmental sites are difficult to predict with certainty due to, among other factors, the number of parties involved, possible remediation alternatives, lengthy time frames, evolving environmental laws and regulations, and potential recoveries from third parties. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated, as well as post-closure and ongoing monitoring costs. Estimated costs at sites where SFP is a PRP are generally based on cost sharing agreements which vary from site to site. These costs are typically allocated based on the financial condition of other PRP's, volume of material contributed, the portion of the total site owned or operated by each PRP, and/or the amount of time the site was owned or operated.

  During 1992, management completed an internal assessment of Santa Fe Railway's environmental liabilities, including a site-by-site analysis of properties with potentially significant environmental exposure. As a result of this review and analysis, an additional accrual of $67 million was recorded as part of the rail special charge to provide for future costs of this nature (see Note 5: Rail Special Charge). The Company also monitors accruals for environmental sites that have been identified, based on additional information developed in subsequent periods. The additional information is based on a combination of factors including independent consulting reports, site visits, legal reviews and historical trend analysis. At December 31, 1994 and 1993, the Company had accrued liabilities for environmental costs of approximately $126 million and $125 million, respectively. The Company has not included any reduction in costs for anticipated recovery from insurance.

  Payments recorded against environmental liabilities totaled $20.0 million, $13.5 million and $6.3 million for the years ended December 31,

                                          SANTA FE PACIFIC CORPORATION  |  29

1994, 1993 and 1992, respectively. The majority of these payments related to mandatory clean-up efforts. Capital expenditures related to environmental sites were insignificant during this period. The Company anticipates that approximately 75% of the accrued costs at December 31, 1994 will be paid over the next five years, with approximately $25 million of payments occurring in 1995. It is the opinion of SFP management that none of the above items, when finally resolved, will have a material adverse effect on the annual results of operations, financial position or liquidity of SFP, although an adverse resolution of a number of these items in a single year could have a material adverse effect on the results of operations for that year.

Other Claims and Litigation

SFP is also a party to a number of other legal actions and claims, including employee injury claims, various governmental proceedings and private civil suits, arising in the ordinary course of business. While the final outcome of these other legal actions cannot be predicted with certainty, considering among other things, the meritorious legal defenses available, it is the opinion of SFP management that none of these claims, when finally resolved, will have a material adverse effect on the annual results of operations, financial position or liquidity of SFP, although an adverse resolution of a number of these items in a single year could have a material adverse effect on the results of operations for that year.

Note 16: Pension Plans

SFP and its subsidiaries have two significant defined benefit pension plans: the trusteed noncontributory Santa Fe Pacific Corporation Retirement Plan (Retirement Plan) and the Santa Fe Pacific Corporation Supplemental Retirement Plan (Supplemental Plan).

  The Retirement Plan complies with Employee Retirement Income Security Act of 1974 (ERISA) requirements and covers nearly all officers and employees of SFP and its subsidiaries not covered by collective bargaining agreements. Benefits payable under the Retirement Plan are based on compensation during the 60 highest paid consecutive months of service during the ten years immediately preceding retirement, and years of service. SFP's funding policy is to contribute annually not less than the ERISA minimum, and not more than the maximum amount deductible for income tax purposes.

  The Supplemental Plan is an unfunded plan that provides supplementary retirement benefits primarily to certain executives.

  Components of pension income and expense applicable to continuing operations relating to the Retirement and Supplemental Plans for 1994, 1993 and 1992 were as follows:

---------------------------------------------------------------
                                            Retirement Plan
                                      -------------------------
          (In millions)                 1994      1993     1992
---------------------------------------------------------------
Components of pension
 (income) expense
  Service cost                        $  7.4   $   6.0   $  7.1
  Interest cost                         42.4      41.9     39.1
  Actual return on plan assets         (10.1)   (110.4)   (58.5)
  Net amortization and deferral        (53.0)     46.6     (5.3)
---------------------------------------------------------------
Total                                 $(13.3)  $ (15.9)  $(17.6)
===============================================================

---------------------------------------------------------------
                                            Supplemental Plan
                                      -------------------------
          (In millions)                 1994      1993     1992
---------------------------------------------------------------
Components of pension expense
  Service cost                          $0.1      $0.1     $0.1
  Interest cost                          0.6       0.6      0.7
  Net amortization and deferral          0.6       0.5      0.6
---------------------------------------------------------------
Total                                   $1.3      $1.2     $1.4
===============================================================

  The following table shows the reconciliation of the funded status of the plans with amounts recorded at December 31, 1994 and 1993. The Company uses a September 30 measurement date.

----------------------------------------------------------------------
                                                     Retirement Plan
                                                   -------------------
         (In millions)                                  1994      1993
----------------------------------------------------------------------
Plan assets at fair value, primarily invested in
  common stock, and U.S. and corporate bonds         $ 626.3   $ 657.3
Actuarial present value of projected
  benefit obligation
   Accumulated benefit obligation
    Vested                                            (484.9)   (535.1)
    Nonvested                                          (24.9)    (30.5)
   Provision for future salary increases               (30.5)    (40.4)
----------------------------------------------------------------------
Excess of plan assets over projected benefit
  obligation                                            86.0      51.3
Unrecognized net loss                                   13.8      33.5
Unrecognized prior service cost                          9.8      13.4
Unrecognized net assets being recognized
  ratably through 2002                                 (14.2)    (16.1)
----------------------------------------------------------------------
Prepaid pension asset                                $  95.4   $  82.1
======================================================================


----------------------------------------------------------------------
                                                     Supplemental Plan
                                                   -------------------
         (In millions)                                  1994      1993
----------------------------------------------------------------------
Actuarial present value of projected benefit
  obligation
   Accumulated vested benefit obligation               $(7.5)    $(8.3)
   Provision for future salary increases                (2.3)     (0.6)
----------------------------------------------------------------------
Projected benefit obligation                            (9.8)     (8.9)
Unrecognized net gain                                   (3.0)     (0.8)
Unrecognized prior service cost                          2.9        -
Unrecognized net transition obligation being
  recognized ratably through 2003                        5.1       5.6
Adjustment required to recognize minimum
  liability                                             (2.7)     (4.2)
----------------------------------------------------------------------
Accrued pension liability                              $(7.5)    $(8.3)
----------------------------------------------------------------------
Major assumptions
  (Retirement and Supplemental Plans):
Discount rate                                            8.5%      7.0%
Rate of increase in compensation levels                  4.0%      4.0%
Expected return on market related value of
  plan assets                                           9.75%     9.75%
======================================================================

Note 17: Other Postretirement Benefits

As of June 1994, salaried employees who have rendered ten years of service after attaining age 45 are eligible for both medical benefits and life insurance coverage during retirement. Prior to June 1994, salaried employees who had attained age 55 and rendered ten years of service were eligible. This change in eligibility requirements resulted in a $29.5 million pre-tax curtailment gain in 1994 relating to employees who are no longer currently eligible for postretirement medical benefits, and a negative plan amendment due to a reduction in the accumulated postretirement benefit obligation related to remaining eligible active employees. $28.1 million of the curtailment gain was reflected in Other Income (Expense)-Net with the remaining $1.4 million recorded in Equity in Earnings of Pipeline Partnership.

  The retiree medical plan is contributory and provides benefits to retirees, their covered dependents and beneficiaries. Retiree contributions are adjusted annually. The plan also contains fixed deductibles, coinsurance and out-of-pocket limitations. The life insurance plan is noncontributory and covers retirees only.

  The Company adopted Statement of Financial Accounting Standard (SFAS) No. 106 effective January 1, 1992 (see Note 18: Change in




30  |  SANTA FE PACIFIC CORPORATION

Method of Accounting for Postretirement and Postemployment Benefits). Components of net periodic postretirement benefit cost applicable to continuing operations relating to the medical plan and the life insurance plan were as follows:

                                              Medical Plan
                                            ------------------
        (In millions)                             1994    1993
--------------------------------------------------------------
Components of net periodic
  postretirement benefit cost
    Service cost                               $ 4.0    $  3.3
    Interest cost                               14.5      15.1
    Net amortization and deferral               (4.8)     (3.4)
--------------------------------------------------------------
Total                                          $13.7     $15.0
==============================================================

                                           Life Insurance Plan
                                           -------------------
        (In millions)                            1994     1993
--------------------------------------------------------------
Components of net periodic
  postretirement benefit cost
    Service cost                                  $0.2    $0.2
    Interest cost                                  3.4     3.9
--------------------------------------------------------------
Total                                             $3.6    $4.1
==============================================================

     SFP's policy is to fund benefits payable under the medical and life insurance plans as they come due. The following table shows the reconciliation of the plans' obligations to amounts accrued at December 31, 1994 and 1993. The Company uses a September 30 measurement date.

                                              Medical Plan
                                            ------------------
        (In millions)                             1994    1993
--------------------------------------------------------------
Accumulated postretirement
  benefit obligation
    Retirees                                    $114.4  $138.6
    Fully eligible active plan participants       13.4    16.1
    Other active plan participants                36.8    76.1
--------------------------------------------------------------
Accumulated postretirement
  benefit obligation                             164.6   230.8
--------------------------------------------------------------
Unrecognized prior service credit                 42.8    41.3
Unrecognized net gain (loss)                       0.2   (40.3)
--------------------------------------------------------------
Accrued postretirement liability                $207.6  $231.8
==============================================================

                                           Life Insurance Plan
                                           -------------------
        (In millions)                            1994     1993
--------------------------------------------------------------
Accumulated postretirement
  benefit obligation
    Retirees                                    $40.4    $45.8
    Fully eligible active plan participants       0.1      0.2
    Other active plan participants                3.4      4.9
--------------------------------------------------------------
Accumulated postretirement
  benefit obligation                             43.9     50.9
--------------------------------------------------------------
Unrecognized net loss                            (1.0)    (5.5)
--------------------------------------------------------------
Accrued postretirement liability                $42.9    $45.4
==============================================================

     The unrecognized prior service credit will be amortized straight line over the average future service to full eligibility of the active participants.

     For 1995, the assumed health care cost trend rate for managed care medical costs is 11% and is assumed to decrease gradually to 5% by 2006 and remain constant thereafter. For medical costs not in managed care, the assumed health care cost trend rate is 13% and is assumed to decrease gradually to 5% by 2006 and remain constant thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan by $27.8 million and the combined service and interest components of net periodic postretirement benefit cost recognized in 1994 by $2.6 million. In 1994, the assumed health care cost trend rate for managed care medical costs was 11.5% and was assumed to decrease gradually to 5% by 2006 and remain constant thereafter. For medical costs not in managed care, the assumed health care cost trend rate was 14% in 1994 and was assumed to decrease gradually to 5% by 2006 and remain constant thereafter.

     The weighted-average discount rate assumed in determining the accumulated postretirement benefit obligation was 8.5% and 7% in 1994 and 1993, respectively. The assumed weighted-average salary increase was 4.0% in 1994 and 1993.

Other Plans

Under collective bargaining agreements, Santa Fe Railway participates in multiemployer benefit plans which provide certain postretirement health care and life insurance benefits for eligible union employees. Insurance premiums paid attributable to retirees, which are generally expensed as incurred, were $3.2 million, $3.3 million and $3.5 million in 1994, 1993 and 1992, respectively.

Note 18: Change in Method of Accounting for Postretirement and Postemployment Benefits

Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 106 requires that an actuarial method be used to accrue the expected cost of postretirement health care and other benefits over employees' years of service. SFAS No. 112 relates to benefits provided to former or inactive employees after employment but before retirement. SFAS No. 112 requires these benefits be recognized if they are vested, and payment is probable and can be reasonably estimated. Before 1992, the cost of most postretirement and certain postemployment benefits were expensed when paid. The cumulative effect of this change in accounting attributable to years prior to 1992 was to decrease 1992 net income by $163.0 million, net of the related income tax benefit of $97.0 million. The impact of SFAS No. 106 comprises approximately $158 million of the change.

Note 19: Stock Option and Growth Plans

Under various plans, the most significant of which are the Santa Fe Pacific Long Term Incentive Stock Plan (Long Term Plan) and the Santa Fe Pacific Incentive Stock Compensation Plan (Incentive Compensation Plan), options have been granted to employees to purchase common stock of SFP at a price not less than the fair market value at the date of grant. Options can usually be exercised no earlier than one year after the date of grant and expire ten years after the date of grant.

     Also, approximately 900,000 shares of restricted stock have been granted under these plans. The restrictions on a majority of these shares lapse upon attaining certain corporate performance objectives, completing a required vesting period, or upon a change in control. Shareholder approval of the Merger is considered a change in control and accordingly, approximately 750,000 shares of restricted stock vested in February 1995.

     As a result of the distribution of SFP Gold common stock on September 30, 1994, SFP's outstanding stock options were adjusted resulting in a 6.7 million increase in outstanding options, accompanied with a decrease in the related exercise price resulting in a decline in average option price. These adjustments complied with regulations under the Internal Revenue Code and resulted from adjustment provisions in the

                                                        Santa Fe Corporation  31
respective plans. The maximum number of shares available under these plans increased by a combined 6.7 million shares. A total of 16.2 million shares, including additional shares that may be granted in exchange for shares tendered to the Company to pay for an option exercise is the maximum available under the Long Term Plan, and a total of 20.8 million shares is the maximum available under the Incentive Compensation Plan.

  The Long Term Plan replaced the Incentive Compensation Plan and no new grants will be made under the Incentive Compensation Plan. Under these plans, awards may be granted in the form of (1) options to purchase SFP common stock; (2) shares of restricted stock, which may be issued in combination with performance units; (3) performance units; (4) limited stock appreciation rights; and (5) stock appreciation rights. Aggregate awards of 11.1 million shares under the Long Term Plan and 16.9 million shares under the Incentive Compensation Plan, of SFP common stock, net of options surrendered or terminated, have been made in the form of options, stock appreciation rights, and restricted stock.

  Approximately 14.5 million and 4.9 million of outstanding options at December 31, 1994 and 1993, respectively, were exercisable within the next year. Option activity in all plans during 1994, 1993 and 1992 is summarized below:

-------------------------------------------------------------------------------
                                                           SFP          Average
                                                        Shares            Price
===============================================================================
Options outstanding at December 31, 1991            11,045,300           $ 7.23
Granted                                                 70,000            12.31
Exercised                                            2,114,257             6.93
Surrendered or terminated                              750,475             8.43
-------------------------------------------------------------------------------
Options outstanding at December 31, 1992             8,250,568           $ 7.24
Granted                                              5,814,770            17.17
Exercised                                            3,284,947             7.21
Surrendered or terminated                              176,544             9.91
-------------------------------------------------------------------------------
Options outstanding at December 31, 1993            10,603,847           $12.65
Granted                                                328,795            12.52
Adjustment for spin-off of gold subsidiary           6,666,629
Exercised                                            2,999,605             7.70
Surrendered or terminated                              129,595            12.58
-------------------------------------------------------------------------------
Options outstanding at December 31, 1994            14,470,071           $ 8.05*
===============================================================================

* Reflects adjustment to market price of stock subsequent to September 1994 distribution of SFP Gold common stock.


Note 20: Stockholder Rights Plan

On November 28, 1994, SFP declared a dividend distribution of one preferred stock purchase right for each common share outstanding to stockholders of record as of December 9, 1994. Pursuant to the Rights Agreement of November 28, 1994 as amended on January 24, 1995 (the Rights Agreement), each right may under certain circumstances be exercised to buy one one-hundredth of a newly issued share of Series A Junior Participating Preferred Stock at a price of $50. The rights may only be exercised after a person or group acquires ownership of 15% or more of SFP's common shares or commences a tender or exchange offer which upon consummation would result in ownership of 15% or more of the common shares. The rights, which do not have voting rights, expire on December 9, 2004 and may be redeemed by SFP at a price of $.01 per right at any time until 15 days, subject to extension, after a public announcement of the acquisition of 15% of SFP's common stock.

  Subject to the terms of the amendment described below, if 15% of SFP's common stock is acquired by any person or if certain other events occur, then generally, each right not owned by a 15% -or-more stockholder will entitle the holder to purchase, at the right's then-current exercise price, shares of SFP common stock, having a value of twice the right's exercise price. The Board of Directors of SFP may, at its sole discretion, delay distribution of the rights, and has done so in regards to the Merger. In addition, if SFP is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or sells 50% or more of its assets or earnings power, each right will entitle its holder to purchase shares of common stock of the surviving corporation having a value of twice the rights' exercise price.


Note 21: Summarized Quarterly Operating Results (Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                       1994                                    1993
                                                       -----------------------------------------------------------------------------
    (In millions, except per share data)                First    Second     Third    Fourth     First    Second     Third     Fourth
====================================================================================================================================
Operating Revenues                                     $631.5    $658.2    $680.2    $711.0    $583.2    $609.1    $585.8     $631.1
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                       $ 90.7    $ 97.4    $117.8    $123.0    $ 71.2    $ 82.1    $ 49.6     $114.8
------------------------------------------------------------------------------------------------------------------------------------
Income (Loss)
  Continuing Operations                                $ 54.2    $ 48.4    $ 50.5    $ 46.3    $106.4    $ 28.2    $(10.3)    $ 53.1
  Discontinued Operations, Net of Income Taxes           13.9       9.2        --        --      20.7     119.3       7.5       13.9
------------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                      $ 68.1    $ 57.6    $ 50.5    $ 46.3    $127.1    $147.5    $ (2.8)    $ 67.0
------------------------------------------------------------------------------------------------------------------------------------
Income (Loss) Per Common Share
  Continuing Operations                                $ 0.29    $ 0.25    $ 0.27    $ 0.24    $ 0.57    $ 0.15    $(0.05)    $ 0.28
  Discontinued Operations                                0.07      0.05        --        --      0.11      0.64      0.04       0.08
------------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss) Per Common Share                     $ 0.36    $ 0.30    $ 0.27    $ 0.24    $ 0.68    $ 0.79    $(0.01)    $ 0.36
====================================================================================================================================

(1) The sum of income per share from discontinued operations and net income
    (loss) per share for the four quarters of 1993 does not equal the related net income (loss) per share for the full year due to incremental shares resulting from stock options.



32 | SANTA FE PACIFIC CORPORATION